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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Amphenol Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2007 ANNUAL MEETING and PROXY STATEMENT
CORPORATION
AMPHENOL CORPORATION 358 HALL AVENUE P.O. BOX 5030 WALLINGFORD, CONNECTICUT 06492-7530

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

TIME

11:00 a.m., Wednesday, May 23, 2007

PLACE

Corporate Headquarters
358 Hall Avenue
Wallingford, CT 06492

AGENDA

1.
To elect three directors for terms to expire at the 2010 Annual Meeting of Stockholders.

2.
To ratify the appointment of Deloitte & Touche LLP as independent accountants.

3.
To approve the increase in the number of authorized shares.

4.
To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

By Order of the Board of Directors
Edward C. Wetmore
Secretary

April 23, 2007

—IMPORTANT—
PLEASE COMPLETE, DATE, SIGN AND RETURN
THE ACCOMPANYING PROXY WHETHER OR
NOT YOU PLAN TO ATTEND THE MEETING

PROXY STATEMENT

TABLE OF CONTENTS

Record Date / Stock Split	1
Proxies	1
Principal Stockholders	2
Security Ownership of Certain Beneficial Owners	3
Section 16(a) Beneficial Ownership Reporting Compliance	4
/*/ Proposal 1. Election of Directors	5
The Board and Committees of the Board	7
• Governance Principles	7
• Director Independence	7
• Committees	7
• Meetings	9
• Director Compensation	10
• Certain Relationships and Related Party Transactions	11
• Communications with the Board	11
• Board Member Attendance at Annual Meeting	12
Executive Officers	12
Report of the Audit Committee	15
Audit and Non-Audit Fees	16
Pre-Approval of Auditor Services	16
/*/ Proposal 2. Selection of Independent Accountants	17
Compensation Discussion & Analysis	18
• Overview	18
• The Compensation Committee	18
• Role of Executive Officers	18
• Philosophy and Objectives	19
• Elements of Compensation Program	19
Base Salary	19
Incentive Plan	19
Stock Option Plans	20
Insurance Benefits	21
Retirement Benefits	21
• Perquisites	21
• Compensation of Named Executive Officers	21
Compensation Committee Report	23
Compensation Committee Interlocks and Insider Participation	23
Summary Compensation Table	24

i

Section 162(m) of the Internal Revenue Code	25
Employment Agreements	25
Stock Option Plans	25
Repricing of Options/Granting of SARs	27
2006 Option Grant Table	27
Outstanding Option Grant Table	28
2006 Option Exercise Table	29
Pensions and Deferred Compensation	29
• Pension Plan	29
• Pension Benefits Table for 2006	31
• Nonqualified Deferred Compensation Table for the 2006 Fiscal Year	32
Potential Payments upon Termination or Change in Control	33
/*/ Proposal 3. Approve Increase in the Number of Authorized Shares	37
Stockholder Proposals	39
General and Other Matters	39
Annex A Audit Committee Charter	A-1
Annex B Compensation Committee Charter	B-1

ii

PROXY STATEMENT

        This Proxy Statement (first mailed to stockholders on or about April 23, 2007) is furnished to the holders of the Class A Common Stock, par value $.001 per share ("Common Stock"), of Amphenol Corporation (the "Company" or "Amphenol") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the Company's Corporate Headquarters at 358 Hall Avenue, Wallingford, Connecticut 06492-7530 (telephone (203) 265-8900) at 11:00 a.m. on Wednesday, May 23, 2007 (the "Annual Meeting").

RECORD DATE / STOCK SPLIT

        The Board of Directors of the Company (the "Board") has fixed the close of business on April 2, 2007 as the Record Date for the 2007 Annual Meeting (the "Record Date"). Only stockholders of record at the Record Date are entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof, in person or by proxy. On January 15, 2007 the Board of Directors approved a two-for-one split of the Company's Common Stock to be issued to stockholders of record as of March 16, 2007 and set March 30, 2007 as the distribution date for said two-for-one stock split. In this Proxy Statement, including tables and annexes, all references to shares of Common Stock and options to purchase shares of Common Stock reflect said two-for-one split. At the Record Date, there were 178,073,244 shares of Common Stock outstanding.

PROXIES

        The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting and any postponements or adjournments thereof. Each holder of Common Stock is entitled to one vote for each share of Common Stock held at the Record Date. The holders in person or by proxy of a majority of the shares of Common Stock entitled to be voted at the Annual Meeting shall constitute a quorum.

        Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same upon receipt by the Company, prior to the time the proxy is voted, of a duly executed instrument revoking it, or of a duly executed proxy bearing a later date, or in the case of death or incapacity of the person(s) executing the same, of written notice thereof, or by such person(s) voting in person at the Annual Meeting. Unless revoked, all proxies representing shares of Common Stock entitled to vote which are delivered pursuant to this solicitation will be voted at the Annual Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. Where a choice has not been specified on the proxy card, the proxy will be voted in accordance with the recommendations of your Board of Directors.

        An affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of each Director. An affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date is required for approval of the proposed amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares. An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for approval of any other items submitted to stockholders for their consideration.

        The inspectors of election appointed for the Annual Meeting with the assistance of the Company's transfer agent, Computershare Trust Company, N.A., will tabulate the votes. Broker non-votes will be treated as votes cast for purposes of a quorum, but will not be counted as either voting for or against any proposal. Abstentions will be included in tabulations of the votes cast on proposals presented (other than the election of directors) in the same manner as votes cast against such proposals.

        Proxies may be solicited personally, by mail, e-mail, telephone or other means of communication by the Company's directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

PRINCIPAL STOCKHOLDERS OF AMPHENOL

        Listed in the following table are those stockholders known to Amphenol to be the beneficial owners of more than five percent of the Company's Common Stock as of April 2, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class at the Record Date
FMR Corp. 82 Devonshire Street Boston, MA 02109	26,585,770	(1)	14.93%
Goldman Sachs Asset Management, L.P. 32 Old Slip New York, NY 10005	11,099,942	(2)	6.23%

(1)
The Schedule 13G filed by such beneficial owner for the year ended December 31, 2006 indicates that it has sole voting power over 2,222,240 shares and sole dispositive power over all 26,585,770 shares.

(2)
The Schedule 13G filed by such beneficial owner for the year ended December 31, 2006 indicates that it has sole voting power over 9,822,652 shares and sole dispositive power over all 11,099,942 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Set forth below is certain information with respect to beneficial ownership of the Company's Common Stock as of April 2, 2007 by each director, the named executive officers (listed in the Summary Compensation Table on page 24) and by all directors and executive officers of the Company as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Gary A. Anderson	233,800	(1)	*
Ronald P. Badie	15,332	(2)(3)	*
Stanley L. Clark	19,332	(2)(3)	*
Timothy F. Cohane	335,000	(1)	*
Edward G. Jepsen	696,000	(4)	*
Andrew E. Lietz	28,000	(2)(3)	*
Martin H. Loeffler	3,287,600	(1)	1.85%
John R. Lord	20,000	(2)(3)	*
Diana G. Reardon	330,048	(1)	*
Dean H. Secord	18,000	(2)(3)	*
Luc Walter	303,164	(1)	*
All executive officers and directors of the Company as a group (20 persons)	6,131,964		3.44%

*
Less than one percent.

(1)
The share ownership amounts in this table include 39,600 shares and 4,364 shares which are currently owned by Messrs. Loeffler and Walter, respectively, as well as 3,248,000, 330,048, 335,000, 233,800 and 298,800 shares, respectively, which are not presently owned by Mr. Loeffler, Ms. Reardon, Mr. Cohane, Mr. Anderson, and Mr. Walter but which would be issuable upon the exercise of stock options which are currently exercisable or are exercisable within 60 days of April 2, 2007.

(2)
The share ownership amounts in this table include 2,000, 6,000, 12,000, 4,000 and 2,000 shares which are currently owned by Messrs. Badie, Clark, Lietz, Lord and Secord, respectively, as well as 13,332, 13,332, 16,000 16,000 and 16,000 shares, respectively, which are not presently owned by such individuals but would be issuable upon the exercise of stock options pursuant to the 2004 Stock Option Plan for Directors of Amphenol Corporation (the "Directors' Stock Option Plan") which are currently exercisable or are exercisable within 60 days of April 2, 2007.

(3)
The share ownership amounts for Messrs. Badie, Clark, Lietz, Lord and Secord reflected in this table do not include any shares of the Company's Common Stock which may be issued pursuant to the Amphenol Corporation Directors' Deferred Compensation Plan (the "Directors' Deferred Compensation Plan") described under the caption "Director Compensation for the 2006 Fiscal Year" on page 10. Mr. Lietz was appointed to the Board of Directors on January 24, 2001 and the cumulative balance in his Directors' Deferred Compensation account as of April 2, 2007 is 16,213 unit shares. Mr. Secord was appointed to the Board of Directors on March 28, 2002 and the cumulative balance in his Directors' Deferred Compensation account as of April 2, 2007 is 12,669 unit shares. Mr. Badie was appointed to the Board of Directors on July 21, 2004 and the cumulative balance in his Directors' Deferred Compensation account as of April 2, 2007 is 5,554 unit shares. Mr. Clark was appointed to the Board of Directors on January 27, 2005 and the cumulative balance in his Directors' Deferred Compensation account as of April 2, 2007 is 4,429 unit shares. Mr. Lord was appointed to the Board of Directors on March 10, 2004 and he has elected not to defer fees pursuant to the Directors' Deferred Compensation Plan. He receives his fees in cash.

(4)
Edward G. Jepsen was appointed to the Company's Board of Directors on January 5, 2005. Mr. Jepsen was employed as a non-executive Advisor to the Company from January 2005 through his retirement in December 2006. (See Employment Agreements on page 25). Mr. Jepsen resigned as Chief Financial Officer of the Company effective October 19, 2004 and as Executive Vice President of the Company effective December 31, 2004. As an employee of the Company, he has not yet received any fees for his services as a director. The share ownership amount reflected in this table includes 696,000 shares which are not presently owned by Mr. Jepsen but which would be issuable upon the exercise of stock options under the Amended 2000 Option Plan, which are currently exercisable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors, and any persons who own more than 10% of the Company's Common Stock, file reports of initial ownership of the Company's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission ("SEC") and furnish the Company with copies of all forms they file pursuant to Section 16(a). As a practical matter, the Company seeks to assist its directors and officers by monitoring transactions and completing and filing reports on their behalf.

        Based upon a review of the filings with the SEC and written representations from directors and executive officers that no other reports were required, the Company believes that during fiscal year 2006 and as of the date of this Proxy Statement, all Section 16(a) filing requirements were made in a timely manner.

PROPOSAL 1. ELECTION OF DIRECTORS

        The Amended and Restated Certificate of Incorporation and By-Laws of the Company provide for a Board consisting of three or more directors. Currently, the number of directors of the Company is seven. Directors of the Company are elected for terms of three years, with approximately one-third of the directors subject to election each year. Accordingly, action will be taken at the Annual Meeting for the election of three directors, Stanley L. Clark, Andrew E. Lietz and Martin H. Loeffler. Each of these directors will hold office for the three-year term ending in 2010 and until their respective successors are elected and qualified.

        It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Messrs. Clark, Lietz and Loeffler except in cases of proxies bearing contrary instructions. In the event that any of these nominees should become unavailable for election for any presently unforeseen reason, the persons named in the proxy will have the right to use his/her discretion to vote for a substitute.

        The following information details offices held, other business directorships, the classes and terms of all directors and nominees. Beneficial ownership of equity securities of the directors and nominees is shown under the caption "Security Ownership of Certain Beneficial Owners" on page 3.

NOMINEE DIRECTORS FOR ELECTION IN 2007

Name, Age and Term as Director	Principal Occupation and Other Information
Stanley L. Clark Age 63 A Director since January 2005
Chairman of the Pension Committee and member of the Audit Committee of the Company. Mr. Clark has been Chief Executive Officer and Trustee of Goodrich, LLC since 2001. He was chief executive officer of Simplex Time Recorder Company from 1998 to 2001 and director from 1996 to 2001, chief operating officer from 1996 to 1998 and group vice president from 1994 to 1996. Mr. Clark does not serve on the board of directors of any other public company.
Andrew E. Lietz Age 68 A Director since January 2001
Chairman of the Nominating/Corporate Governance Committee and member of the Executive Committee and the Compensation Committee of the Company. Mr. Lietz has been Managing Director of Rye Capital Management, LLC since November 2000. He was president and chief executive officer of Hadco Corporation from 1995 until June 2000. Mr. Lietz also currently serves as a Director of Details Dynamic Inc. and Safeguard Scientifics, Inc.
Martin H. Loeffler Age 62 A Director since December 1987
Chairman of the Board of the Company since May 1997. Mr. Loeffler has been Chief Executive Officer of the Company since May 1996 and was president of the Company from July 1987 to December 2007. He is a non-voting ex officio member of the Executive Committee and he relinquished his position as a non-voting ex officio member of the Compensation Committee in June 2006. Mr. Loeffler does not serve on the board of directors of any other public company. Mr. Loeffler has been an employee of the Company for approximately 34 years.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE
PROPOSED NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2008

Name, Age and Term as Director	Principal Occupation and Other Information
Ronald P. Badie Age 64 A Director since July 2004	Chairman of the Executive Committee and member of the Audit Committee and the Pension Committee of the Company. Mr. Badie retired from Deutsche Bank in March 2002. At the time of his retirement, Mr. Badie was vice chairman of Deutsche Bank Securities. He also held several executive positions with its predecessor, Bankers Trust Company. Mr. Badie currently serves as a Director and member of the Audit Committee of Nautilus Inc. and as a Director and member of the Audit Committee of Obagi Medical Products, Inc. Mr. Badie also currently serves as a Director of Merisel, Inc. where he was previously a member of the Audit Committe. He relinquished his position as a member of the Audit Committee of that Board in March 2007.
Dean H. Secord Age 71 A Director since March 2002
Chairman of the Audit Committee and member of the Compensation Committee and the Nominating/Corporate Governance Committee of the Company. Mr. Secord is currently actively employed as an independent business consultant. He served as an international audit partner of PricewaterhouseCoopers from July 1972 through July 2001. Mr. Secord does not serve on the board of directors of any other public company.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2009

Name, Age and Term as Director	Principal Occupation and Other Information
Edward G. Jepsen Age 63 A Director since January 2005
Member of the Pension Committee of the Company. Mr. Jepsen was employed as a non-executive Advisor to the Company from January 2005 through his retirement in December 2006. He was executive vice president of the Company from May 1989 through December 2004 and chief financial officer of the Company from May 1989 through October 2004. Mr. Jepsen also served as a director of the Company from 1989 through 1997. Mr. Jepsen currently serves as a Director and Chairman of the Audit and Finance Committee of Gerber Scientific, Inc., and as a Director and Chairman of the Audit Committee of TRC Company, Inc. and as a Director and Chairman of the Audit Committee and member of the Compensation Committee and the Nominating/Corporate Governance Committee of ITC Holdings Corp.
John R. Lord Age 63 A Director since March 2004
Chairman of the Compensation Committee and member of the Executive Committee and of the Nominating/Corporate Governance Committee of the Company. Mr. Lord served as the non-executive chairman of Carrier Corporation from January 2000 through April 2006. Mr. Lord was president and chief executive officer of Carrier Corporation, a division of United Technologies Corporation, from April 1995 until his retirement in January 2000. Mr. Lord also currently serves as a Director and member of the Audit and Finance Committee and of the Compensation Committee of Gerber Scientific, Inc.

THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

Governance Principles.

        Amphenol Corporation's Corporate Governance Principles meet or exceed the Listing Standards of the New York Stock Exchange (the "NYSE Listing Standards"), including guidelines for determining director independence and reporting concerns to non-employee directors and the Audit Committee of the Board of Directors. The Company's most current Governance Principles, the Code of Business Conduct and Ethics and the Charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board of Directors are reviewed at least annually and revised as warranted. Amphenol Corporation's Code of Business Conduct and Ethics applies to all employees, directors and officers of the Company and its subsidiaries. The Principles, Code and Charters can be accessed via the Company's website at www.amphenol.com by clicking on "Company", then "Investor Info", then "Corporate Governance" then the desired Principles, Code or Charter. Printed copies of the Company's most current Governance Principles, the Code of Business Conduct and Ethics and the Charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board of Directors will also be provided to any stockholder of the Company free of charge upon written request to the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

Director Independence.

        The Board has adopted the definition of "independent director" set forth in the NYSE Listing Standards to assist it in making determinations of independence. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. The Board has determined that all of the directors are independent of the Company and its management with the exception of Messrs. Loeffler and Jepsen, each of whom is considered an inside director because of his current or prior employment with the Company. Mr. Jepsen retired from the Company in December 2006 and pursuant to NYSE Listing Standards cannot be considered an independent director before January 2010.

Board of Directors and Committees.

        The Board currently consists of seven directors. Mr. Loeffler is Chairman of the Board and Mr. Lietz is the Board's presiding director. The Board has five standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, the Pension Committee and the Nominating/Corporate Governance Committee. The Board has determined that all the members of the Audit, Compensation and Nominating/Corporate Governance Committees are independent and satisfy the relevant SEC and the New York Stock Exchange independence requirements for the members of such Committees.

        Audit Committee.    The Audit Committee's principal duties include (1) the selection of independent auditors; (2) reviewing the plan of audit and the results of the audit including the audit report and the management letter; (3) consulting periodically with the Company's independent auditors with regard to the adequacy of internal controls; (4) approving permissible non-audit services to be provided to the Company by the independent auditor; (5) reviewing the Company's internal system of audit, financial and disclosure controls; and (6) overseeing financial reporting activities including quarterly and annual reports and press releases. See also "Report of the Audit Committee" on page 15. The members of the Audit Committee are Ronald P. Badie, Stanley L. Clark and Dean H. Secord (Chairman).

        From December 2006 through March 2007, Ronald P. Badie served on the audit committee of three other publicly traded companies. The Board of Directors has previously determined that although Ronald P. Badie was serving on the audit committee of more than three public companies this simultaneous service would not impair his ability to serve on the Audit Committee and the Board of Directors. Mr. Badie is currently serving on the audit committee of two other publicly traded companies.

        Compensation Committee.    The Compensation Committee approves compensation guidelines, reviews the role and performance of executive officers and key management personnel, approves the base compensation, incentive plan and stock option awards for the Chief Executive Officer and reviews and approves the Chief Executive Officer's recommendations for base compensation and adjustments in base compensation, incentive plan targets and allocations and stock option awards for the other executive officers and key management employees of the Company and its subsidiaries. See also the "Compensation Discussion and Analysis" on page 18 and the "Compensation Committee Report" on page 23. The members of the Compensation Committee are Andrew E. Lietz, John R. Lord (Chairman) and Dean H. Secord. Martin H. Loeffler relinquished his position as a non-voting ex officio member of the Compensation Committee in June 2006.

        Executive Committee.    The Executive Committee is empowered to exercise the powers and authority of the full Board in the management of the business and affairs of the Company, subject at all times to the supervision and control of the Board. The Board has granted the Executive Committee the broadest authority permitted by Delaware General Corporation Law. The Executive Committee meets as necessary and all actions of the Committee are reported and ratified and approved at the next meeting of the full Board. The members of the Executive Committee are Ronald P. Badie (Chairman), Andrew E. Lietz and John R. Lord. Martin H. Loeffler serves as a non-voting ex officio member of the Executive Committee.

        Pension Committee.    The Pension Committee administers the Company's pension plan and consults with the Chief Financial Officer and the Treasurer of the Company at least annually and with the actuarial consultants and other advisors and the trustee and investment managers of the assets of the Company's pension plans as it deems necessary and appropriate. The members of the Pension Committee are Ronald P. Badie, Stanley L. Clark (Chairman) and Edward G. Jepsen.

        Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee's principal duties include (1) assisting the Board in identifying individuals qualified to become directors; (2) selecting, or recommending that the Board select, the candidates for all directorships to be filled by the Board or by the stockholders; and (3) developing and recommending to the Board a set of corporate governance principles applicable to the Company. The Nominating/Corporate Governance Committee also oversees the annual evaluation of the Board. As part of its responsibilities relating to the recruitment of new qualified directors, the Nominating/Corporate Governance Committee reviews and makes recommendations to the Company and to the full Board regarding director compensation from time to time. The members of the Nominating/Corporate Governance Committee are Andrew E. Lietz (Chairman), John R. Lord and Dean H. Secord.

        Among other things, the Nominating/Corporate Governance Committee shall actively seek individuals qualified to become board members for recommendation to the Board. The Board believes that an important component of the Board is diversity including educational and business background, skills, experience, expertise, gender, race and culture.

        The Nominating/Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. A stockholder may recommend any person for consideration as a nominee for director by writing to the Nominating/Corporate Governance Committee of the Board of Directors, c/o Secretary, Amphenol Corporation, 358 Hall Avenue, P.O. Box 5030, Wallingford, CT 06492-7530. Recommendations must be received by December 26, 2007 to be considered for the 2008 Annual Meeting of Stockholders, and must comply with the requirements in the Company's by-laws. Recommendations must include the name and address of the stockholder making the recommendation, a representation that the stockholder is a holder of record of Common Stock, biographical information about the individual recommended and any other information the stockholder believes would be helpful to the Nominating/Corporate Governance Committee in evaluating the individual being recommended by the stockholder.

        Once the Nominating/Corporate Governance Committee has identified a candidate, the Committee will evaluate the candidate based upon the following principles:

  •
  character, judgment, personal and professional ethics, integrity, values and familiarity with national and international issues affecting business;

  •
  depth of experience, skills and knowledge complementary to the Board and the Company's business; and

  •
  willingness to devote sufficient time to carry out the duties and responsibilities effectively.

        The Nominating/Corporate Governance Committee will also consider such other relevant factors as it deems appropriate. The Committee will make a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board will determine the nominees after considering the recommendation and report of the Committee. The procedures for considering candidates recommended by a stockholder for Board membership will be no different than the procedures for candidates recommended by members of the Nominating/Corporate Governance Committee, other members of the Board or management.

Meetings of the Board.

        During 2006 there were five formal meetings and two actions by unanimous written consent of the Board, six formal meetings and one action by unanimous written consent of the Audit Committee, two formal meetings and three actions by unanimous written consent of the Compensation Committee and one formal meeting and three actions by unanimous written consent of the Pension Committee. The Executive Committee met informally from time to time on an as-needed basis and acted on six matters by unanimous written consent. Actions taken by unanimous written consent of the Board or the various Committees of the Board are typically preceded by telephone conference calls during which the subject matter or matters of the consent are reviewed, discussed and agreed upon. There were no formal meetings or any actions by unanimous written consent of the Nominating/Corporate Governance Committee during 2006. The Committee met in executive session three times in conjunction with full Board meetings and its individual members met informally in person and via telephone conference calls separate and apart from full Board meetings during 2006 to discuss potential vacancies on the Board, nominee directors for election, various executive officer appointments, normal and unanticipated succession planning and to perform its annual self evaluation. All directors attended all meetings of the Board and the Committees on which they served in 2006 except Mr. Clark who was unable to attend one Audit Committee meeting.

        Non-management directors of the Company meet in executive session informally as necessary and following the conclusion of each Board Meeting and each Committee Meeting. Such private meetings are presided over by the presiding director or by the Chairman of the Committee or by the non-management director who requests the opportunity to meet in executive session.

Director Compensation for the 2006 Fiscal Year.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Ronald P. Badie	48,000	(2)	n/a	32,481	(3)	n/a	n/a	n/a	80,481
Stanley L. Clark	48,000	(2)	n/a	34,627	(4)	n/a	n/a	n/a	82,627
Edward G. Jepsen(5)	0		n/a	0		n/a	n/a	n/a	0
Andrew E. Lietz	48,000	(2)	n/a	33,294	(3)	n/a	n/a	n/a	81,294
John R. Lord	48,000		n/a	33,294	(3)	n/a	n/a	n/a	81,294
Dean H. Secord	50,000	(2)	n/a	33,294	(3)	n/a	n/a	n/a	83,294
(1)
The dollar value in this column reflects the compensation cost of prior option awards to this director over the requisite service period as described in the Statement of Financial Accounting Standards No. 123R, "Share-Based Payment", or FAS 123R. Assumptions used in the calculation of these amounts are included in Note 1—Summary of Significant Accounting Policies; Stock Options to the Company's consolidated financial statements for the fiscal year ended December 31, 2006 included in the Company's Annual Report on Form 10-K filed with the SEC, except that rules of the SEC require that the amounts shown in this table and its footnotes exclude the impact of assumed forfeitures, if any, related to service based vesting conditions. These amounts reflect the Company's accounting expense for these awards, and do not correspond to the actual value that may be recognized by the directors.

(2)
The Director's Deferred Compensation Plan allows each director to elect to defer payment of their fees to a future date with the ultimate payment in cash or Common Stock subject to the prior election of each director. Messrs. Badie, Clark, Lietz and Secord have elected deferral of fees and the payment of fees in Common Stock. Mr. Lord has elected to receive his director fees in cash as earned. Mr. Jepsen did not receive any compensation for his services as a director in 2006. Beginning in 2007, Mr. Jepsen has elected to receive his director fees in cash as earned.

(3)
The grant date fair value of the 8,000 options granted to each of Messrs. Badie, Lietz, Lord and Secord on May 25, 2006, computed in accordance with FAS 123R, is $56,280. As of December 31, 2006, each of Messrs. Badie, Lietz, Lord and Secord had an aggregate of 24,000 option awards outstanding, of which 8,000 were vested and 16,000 were unvested.

(4)
The grant date fair value of the 8,000 options granted to Mr. Clark on May 25, 2006, computed in accordance with FAS 123R, is $56,280. As of December 31, 2006, he had an aggregate of 24,000 option awards outstanding, of which 5,332 were vested and 18,668 were unvested.

(5)
Mr. Jepsen was an employee of the Company throughout 2006 and, as such, he received no compensation in his role as a director. Beginning on January 1, 2005 and ending on December 31, 2006, Mr. Jepsen was an employee of the Company with an annual salary of $200,000 and an annual award of 8,000 stock options pursuant to the Amended 2000 Option Plan. The 2006 FAS 123R compensation cost of all option awards previously given to Mr. Jepsen is $627,488. As of December 31, 2006, Mr. Jepsen had 896,000 outstanding exercisable options with a pre-tax net value of $17,322,976, based on the closing price of the Company's stock on the New York Stock Exchange on December 29, 2006 of $31.04. These 896,000 options were granted to Mr. Jepsen in his capacity as an employee.

        The retainer fee to non-employee directors is $45,000 per year. In addition, the Audit Committee Chairman receives an additional $5,000 per year and Chairpersons of the other Committees receive an additional $3,000 per year for their Committee Chairman services. During 1997 the Company adopted the Directors' Deferred Compensation Plan. The Directors' Deferred Compensation Plan allows each director to elect to defer payment of their fees to a future date with the ultimate payment in cash or Common Stock subject to the prior election of each director. Messrs. Badie, Clark, Lietz and Secord have elected deferral of fees and the payment of fees in Common Stock. Mr. Lietz was appointed to the Board of Directors on January 24, 2001 and the cumulative balance in his Directors' Deferred Compensation account as of

April 2, 2007 including credit for dividends is 16,213 unit shares. Mr. Secord was appointed to the Board of Directors on March 28, 2002 and the cumulative balance in his Directors' Deferred Compensation account as of April 2, 2007 including credit for dividends is 12,669 unit shares. Mr. Badie was appointed to the Board of Directors on July 21, 2004 and the cumulative balance in his Directors' Deferred Compensation account as of April 2, 2006 including credit for dividends is 5,554 unit shares. Mr. Clark was appointed to the Board of Directors on January 27, 2005 and the cumulative balance in his Directors' Deferred Compensation account as of April 2, 2006 including credit for dividends is 4,429 unit shares. None of the shares credited to any Directors' account are currently issued or outstanding. Mr. Lord was appointed to the Board of Directors on March 10, 2004 and he has elected not to defer fees pursuant to the Directors' Deferred Compensation Plan. He received cash fees of $48,000 for services rendered as a member of the Board during 2006. Mr. Jepsen retired as an employee of the Company on December 31, 2006. In the first quarter in 2007 he elected to receive director fees in cash as they accrue quarterly. As an employee of the Company, he did not receive any director fees during 2006.

        During 2004, the Board authorized and the stockholders of the Company approved, the Directors' Stock Option Plan. Each non-employee Director has received an annual award of 8,000 stock options at fair market value on the first business day following the day of each annual meeting of the stockholders of the Company since the Plan was approved. The options vest ratably over three years and there are no additional restrictions on transfer or sale. Messrs. Badie, Clark, Lietz, Lord and Secord each received 8,000 stock options on May 24, 2006 with an exercise price of $26.865. As of April 2, 2007, Messrs. Badie, Clark, Lietz, Lord and Secord each have 8,000 options, vested pursuant to the Directors' Stock Option Plan. Mr. Jepsen retired as an employee of the Company on December 31, 2006. He has not previously received any awards pursuant to the Directors' Stock Option Plan.

        The Nominating/Corporate Governance Committee of the Board will continue to monitor and make recommendations to the Company and to the full Board regarding the retainer fee, Committee fees and equity compensation elements of the Directors compensation program to ensure that total director compensation is fair and reasonable and competitive for the purpose of attracting and retaining qualified directors. The Board recognizes that the equity compensation element of the Directors compensation program and the ability to defer payment of fees with the ultimate payment in Common Stock serves to align the interests of Directors with stockholders.

Certain Relationships and Related Party Transactions.

        The Company has adopted a policy for the review of transactions with related persons. The policy requires review and approval or ratification of all relationships and transactions in which the Company and our directors or our executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. These transactions are reported to and reviewed by the Secretary and General Counsel of the Company who will report to the full Board or non-management members of the Board, as appropriate. Following this review, the Board determines whether any such transaction is in, or not inconsistent with, the best interests of the Company and its stockholders, taking into consideration whether they are on terms no less favorable to the Company than those available with unrelated third parties and the related person's interest in the transaction. As required under the rules of the SEC, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company's Proxy Statement. There are no such transactions to be reported in this Proxy Statement.

Communications with the Board.

        Stockholders and other interested parties may communicate directly with the presiding director, the chair of the Nominating/Corporate Governance Committee, the non-employee directors or the Audit Committee in writing c/o General Counsel, Amphenol Corporation, 358 Hall Avenue, P.O. Box 5030, Wallingford, CT 06492-7530. All communications will be promptly forwarded to the appropriate directors for their review, except that the Board has instructed the General Counsel not to forward solicitations, bulk mail or communications that address improper or irrelevant topics or requests for general information.

Board Member Attendance at Annual Meeting of Stockholders.

        There have been no controversial matters voted upon, more than 85% of outstanding shares of Common Stock have been voted by Proxy (with a substantial number of those shares voted by Proxy voted in accordance with the recommendations of the Board of Directors) and no more than five non-employee stockholders (representing only a nominal number of shares) have personally attended any of the Company's Annual Meetings of Stockholders in each of the last ten years. Accordingly, the Company does not require members of the Board to attend the Annual Meeting of Stockholders. The only Board member who attended the 2006 Annual Meeting of Stockholders was Mr. Loeffler, Chairman of the Board and Chief Executive Officer.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name and Age	Principal Occupation and Other Information
Gary A. Anderson Age 56
Senior Vice President and Group General Manager, Aerospace and Industrial Operations division of the Company since January 2004 and general manager of Aerospace Operations of the Company since October 1995. He does not serve on the board of directors of any public company. Mr. Anderson has been an employee of the Company for approximately 33 years.
Timothy F. Cohane Age 54
Executive Vice President of the Company since April 2005. He was senior vice president from 1994 through March 2005 and a vice president from 1991 through 1994. He has also been Chief Executive Officer of Times Fiber Communications, Inc., a wholly-owned subsidiary of the Company ("Times Fiber"), since November 2002 and he was president of Times Fiber from 1994 through April 2005. He was a director of the Company from 1987 through 1997. He does not serve on the board of directors of any public company. Mr. Cohane has been an employee of the Company for approximately 21 years.
Jamie A. Fraser Age 44
Senior Vice President and Group General Manager, Interconnect Systems division of the Company since January 2004 and Director of Amphenol Worldwide Interconnect Systems Operations since December 2002. Mr. Fraser was general manager of Amphenol Interconnect Products Corporation, a wholly-owned subsidiary of the Company, from December 1998 through December 2002. He does not serve on the board of directors of any public company. Mr. Fraser has been an employee of the Company for approximately 11 years.

Paul H. Jona Age 46
Vice President, Commercial Products division of the Company since June 2006 and Group General Manager, Commercial Products since April 2005. He has also been General Manager, European Sales Operations since January 1996. He does not serve on the board of directors of any public company. Mr. Jona has been an employee of the Company for approximately 11 years.
Craig A. Lampo Age 37
Controller and Vice President of the Company since October 2004. He was treasurer from October 2004 through March 2006. Mr. Lampo was a senior audit manager with Deloitte & Touche LLP from May 2002 through August 2004. He was an employee of Arthur Andersen LLP from July 1993 through May 2002. He does not serve on the board of directors of any public company. Mr. Lampo has been an employee of the Company for approximately 3 years.
Stephan D. Memmen Age 37
Vice President, Mobile Consumer Products division of the Company since June 2006 and Group General Manager, Mobile Consumer Products since July 2004. Mr. Memmen was general manager of Amphenol T&M Antennas, Inc., a wholly-owned subsidiary of the Company, from January 2000 through July 2004. He does not serve on the board of directors of any public company. Mr. Memmen has been an employee of the Company for approximately 7 years.
Jerome F. Monteith Age 57
Vice President, Human Resources of the Company since January 2004. He was director of human resources of the Company from January 1997 through December 2003. He does not serve on the board of directors of any public company. Mr. Monteith has been an employee of the Company for approximately 30 years.
Udo Naujoks Age 56
Senior Vice President, Amphenol-Tuchel Electronics division of the Company since June 2006 and Group General Manager, Amphenol-Tuchel Electronics division of the Company since January 2004. He was vice president, Amphenol-Tuchel Electronics from January 2004 through June 2006. He has also been General Manager of Amphenol-Tuchel GmbH since 1993. He does not serve on the board of directors of any public company. Mr. Naujoks has been an employee of the Company for approximately 29 years.
R. Adam Norwitt Age 37
President and Chief Operating Officer of the Company since January 2007. He was senior vice president and group general manager, Worldwide RF and Microwave Products division of the Company from June 2006 through December 2006 and vice president and group general manager, Worldwide RF and Microwave Products division of the Company from January 2004 through June 2006 and general manager of Worldwide RF and Microwave Products from November 2003 through January 2004. He was director interconnect systems operations, Asia from 2002 through 2003, general manager of Amphenol East Asia Electronic Technology (Shenzhen) Ltd. from 2001 through 2003 and business development manager, Asia, in 1998 and from 2000 through 2003. He does not serve on the board of directors of any public company. Mr. Norwitt has been an employee of the Company for approximately 8 years.

Zachary W. Raley Age 38
Vice President and Group General Manager, Worldwide RF and Microwave Products division of the Company since January 2007 and President of Times Fiber since April 2005. He was vice president, sales of Times Fiber from August 2000 through March 2005. He does not serve on the board of directors of any public company. Mr. Raley has been an employee of the Company for approximately 11 years.
Diana G. Reardon Age 47
Senior Vice President and Chief Financial Officer of the Company since October 2004. She was vice president of the Company from January 2004 through October 2004, controller of the Company from 1994 through October 2004 and treasurer of the Company from 1992 through October 2004. She does not serve on the board of directors of any public company. Ms. Reardon has been an employee of the Company for approximately 19 years.
Luc Walter Age 48
Senior Vice President and Group General Manager, International Military and Aerospace Operations division of the Company since January 2004. He was director European Military & Aerospace Operations from October 2000 through December 2003 and the Company's director advanced programs from January 1996 through September 2000. He does not serve on the board of directors of any public company. Mr. Walter has been an employee of the Company for approximately 23 years.
Edward C. Wetmore Age 50
Vice President of the Company since January 2004 and Secretary and General Counsel of the Company since 1987. He does not serve on the board of directors of any public company. Mr. Wetmore has been an employee of the Company for approximately 20 years.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee consists of three directors who are independent directors as defined under the NYSE Listing Standards. The Board of Directors has determined that all current members of the Audit Committee are financially literate and that Mr. Secord is an audit committee financial expert as defined by the applicable rules of the SEC and the NYSE Listing Standards.

        The Audit Committee has undertaken a review of its Charter, practices and procedures in order to assure continuing compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related regulatory initiatives. Following that review, the Audit Committee approved certain limited changes to its Charter and to its policies and practices. A copy of the revised Audit Committee Charter is included as Annex A to this Proxy Statement and is available on the Company's website at www.amphenol.com by clicking on "Company", then "Investor Info", then "Corporate Governance" and then "Audit Committee Charter". In addition, a printed copy of the most current Audit Committee Charter will also be provided to any stockholder of the Company free of charge upon written request to the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

        The Audit Committee reports as follows:

  1.
  The Audit Committee has reviewed and discussed the Company's audited financial statements with Company management, which has primary responsibility for establishing and maintaining adequate internal financial controls, preparing the Company's quarterly and annual financial statements and for the Company's public reporting process, and with Deloitte & Touche LLP, the Company's independent accountants for 2006, which is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles and on management's and its own assessment of internal controls related to financial reporting.

  2.
  The Audit Committee has discussed with Deloitte & Touche LLP those matters required to be discussed by professional auditing standards including, without limitation, those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

  3.
  The Audit Committee has received the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and they have discussed with Deloitte & Touche LLP that firm's independence. The Audit Committee has also determined that Deloitte & Touche LLP's provision of audit and non-audit services to the Company is compatible with that firm's independence.

  4.
  Based on the Audit Committee's discussions with management and Deloitte & Touche LLP, the Audit Committee's review of the representations of management and the report disclosures, and the Committee's review of the letter from Deloitte & Touche LLP to the Audit Committee, the Audit Committee has recommended to the Board and the Company that the audited consolidated financial statements and reports on internal controls related to financial reporting of the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2006. The Audit Committee has also approved the retention of Deloitte & Touche LLP as independent accountants of the Company for fiscal year 2007.

Audit Committee Dean H. Secord, Chairman Ronald P. Badie Stanley L. Clark

AUDIT AND NON-AUDIT FEES

        Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte"), for services rendered in 2006 and 2005 were as follows:

Type of Fees(1)	2006	2005
	($ in thousands)
Audit Fees	$3,161	$2,937
Audit-Related Fees	99	716
Tax Fees	42	289
All Other Fees	0	0

Total	$3,302	$3,942

        Deloitte did not perform any work or receive any fees for financial information systems design and implementation for the Company in 2006 or in 2005.

(1)
Audit-Related Fees in 2006 include fees primarily for the audit of employee benefit plans of the Company. Audit-Related Fees in 2005 include fees primarily for merger and acquisition due diligence work. Tax Fees in 2006 and in 2005 primarily consist of state and local and international tax consultations.

PRE-APPROVAL OF AUDITOR SERVICES

        The Audit Committee has adopted and implemented approval policies and procedures related to the provision of permissible audit, tax and other non-audit services by the Company's independent auditors. Under these procedures, the Audit Committee has pre-approved the use of the independent auditor for specific types of services, including merger and acquisition due diligence and audit services, tax services, internal control reviews and reviews of employee benefit plans where the estimated cost of such services is not expected to exceed $25,000 on a project-by-project basis. Such engagements to provide pre-approved permissible services are reported to the Audit Committee on no less frequently than a quarterly basis. Any permitted services by Deloitte where the estimated cost of such services is expected to exceed $25,000 for any given engagement must be pre-approved by the Audit Committee to ensure compatibility with maintaining the auditor's independence.

PROPOSAL 2. SELECTION OF INDEPENDENT ACCOUNTANTS

        The Audit Committee of the Board of Directors has considered the performance and qualifications of Deloitte & Touche LLP and has selected Deloitte & Touche LLP to act as independent accountants to examine the financial statements of the Company for the current fiscal year, and a proposal to ratify this selection will be submitted to the Annual Meeting. Deloitte & Touche LLP has acted as accountants for the Company since June 1997, and management believes it desirable and in the best interests of the Company to continue the employment of that firm. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. Such representatives are expected to have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

        If the foregoing proposal is not approved by the holders of a majority of the shares represented at the Annual Meeting and voting on the proposal, or if Deloitte & Touche LLP shall decline to act or otherwise become incapable of acting, or if its employment is otherwise discontinued by the Audit Committee of the Board of Directors, then in any such case the Audit Committee of Board of Directors will appoint other independent accountants whose employment for any period subsequent to the 2007 Annual Meeting will be subject to ratification by the stockholders at the 2008 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS

COMPENSATION DISCUSSION & ANALYSIS

        Overview of Compensation.    The Compensation Committee of the Board (referred to in this Compensation Discussion & Analysis as the "Committee") has responsibility for establishing, implementing and continually monitoring adherence with the Company's compensation philosophy and guidelines. A primary goal of the compensation philosophy and these guidelines is to align the interests of management with the stockholders to drive stockholder value. In allocating the Company's resources towards compensation, the Committee strives to ensure that the total compensation paid to executive officers and key management employees is judicious and reasonable, while, at the same time, capable of attracting, retaining and motivating the executive officers and key management employees. The Company's core compensation programs include base salary, incentive plan payments, stock option awards, insurance benefits and retirement benefits.

        Throughout this 2007 Proxy Statement, the individuals who served as the Company's Chief Executive Officer and Chief Financial Officer during the 2006 fiscal year, as well as the three other individuals included in the Summary Compensation Table on page 24 are referred to as the "named executive officers". References to "executive officers and key management employees" relate to the Company's approximately 200 management personnel who currently participate in the Company's core compensation programs—key managers at some recently acquired businesses are still transitioning to these programs.

        The Compensation Committee.    The Committee is currently composed of three directors, none of whom are officers or employees of the Company. Martin H. Loeffler, the Company's Chairman and Chief Executive Officer, formerly served as a non-voting ex officio member of the Committee. He relinquished this position in June 2006. The activities and actions of the Committee are subject to the review of the full Board. All actions of the Committee are reported no later than the next subsequent meeting of the Board following any Committee action.

        The Committee has responsibility, from time to time, but at least annually, to:

  •
  Review and approve the overall compensation philosophy and guidelines for all executive officers and key management employees of the Company and its subsidiaries.

  •
  Review and approve the goals and the performance of the Company's Chief Executive Officer and approve, as deemed necessary and appropriate, any changes in the level of his base salary and his incentive plan target. Also approve any incentive plan payments and/or option awards to the Company's Chief Executive Officer.

  •
  Review and approve recommendations from the Company's Chief Executive Officer related to the incentive plan pool, incentive plan allocations, the stock option pool, stock option awards and related matters for all other executive officers and key management employees and any prospective senior management employees of the Company and its subsidiaries.

  •
  Approve specific adjustments to individual compensation for all other executive officers and key management employees and any prospective senior management employees of the Company and its subsidiaries whose proposed annual base salary exceeds US$200,000.

  •
  Review and recommend changes, as necessary and appropriate, to the Company's Executive Incentive Plan as defined on page 19 and Stock Option Plans as defined on page 20.

        Role of Executive Officers in Compensation Decisions.    In establishing, reviewing and assessing the appropriateness of compensation levels and adjustments in compensation levels for the executive officers and key management employees, the Committee considers the recommendations of certain executive officers of the Company, including Mr. Loeffler, the Company's Chief Executive Officer. Mr. Loeffler reviews the performance and compensation of the executive officers and key management employees at least annually and any prospective senior management employees as necessary. He also reviews certain other peer company performance and compensation data compiled by the Company's human resources department. The conclusions reached and recommendations of senior management, including Mr. Loeffler, made based on these reviews regarding salary adjustments, annual incentive plan payments and annual option award amounts, are presented to the Committee. The Committee exercises its discretion in approving or modifying any compensation decisions for any executive officer or key management employee or any prospective senior management employee.

        Mr. Loeffler does not vote on any compensation matters considered by the Committee. However, he is available to the Committee as an additional resource to discuss performance and compensation matters. The Committee also meets and discusses compensation matters without Company personnel present.

        Philosophy and Objectives of Compensation Programs.    The Committee continues to strive to develop, refine and implement complete and straightforward compensation programs that will serve to attract, retain and motivate the executive officers and key management employees, and that remain competitive relative to the compensation paid to similarly situated senior management employees of certain peer companies. These programs are designed to promote decision making geared to increasing stockholder value by rewarding executive officers and key management employees who contribute to stockholder value. The Committee believes that to further these objectives, executive compensation packages should include both cash and equity-based compensation.

        Elements of Compensation Program.    The compensation program for all executive officers and key management employees (including the named executive officers) includes the following elements:

  •
  base salary

  •
  incentive plan

  •
  stock option awards

  •
  insurance benefits

  •
  retirement benefits

        Base Salary.    The Company establishes base salary to provide fixed income near the median level for executives of certain peer companies with similar responsibilities. Several elements are considered in setting base salary, including the size, scope and complexity of the executive officer or key management employee's responsibilities. Position and economic and market conditions are also considered. Base salary must be reasonable, fair and competitive. The Committee also considers the historical, current and forecasted performance of the Company and individual operating units and groups, and the contributions or expected contributions of each executive officer or key management employee to those results when considering proposed adjustments to base salary. Salary levels for all executive officers and key management employees are reviewed at least annually. Salary levels are also typically reviewed and adjusted in connection with a change in job responsibilities.

        Incentive Plan.    Executive officers and key management employees including the named executive officers (with the exception of key sales and marketing employees who typically have their own sales incentive or commission plans and key employees of recently acquired companies who have their own transitional incentive bonus plans) were eligible to receive incentive plan payments pursuant to The 2006 Management Incentive Plan (the "2006 Incentive Plan"). The 2006 Incentive Plan is an executive bonus plan that falls within the parameters of The 2004 Amphenol Executive Incentive Plan (the "Executive Incentive Plan"). The 2006 Incentive Plan and The Executive Incentive Plan are collectively hereinafter referred to as the "Incentive Plan". Target payments under the Incentive Plan when added to fixed base salary are intended to generate total annual cash compensation for participating Company employees that is reasonable, fair and competitive with annual cash compensation paid by certain peer companies to similarly situated employees in comparable positions. The Committee has reviewed and approved The 2007 Management Incentive Plan with terms that are substantially the same as the 2006 Incentive Plan.

        Payments under the Incentive Plan are based on performance against quantitative and qualitative measures established at the beginning of each year and are contingent upon the Company's achievement and/or each individual operation's achievement of targeted levels of revenue, operating income, operating cash flow, return on investment, return on sales, organic growth and contribution to EPS growth. Actual performance against this criteria is measured primarily against both the current year budget and year-over-year revenue and income growth. Incentive Plan payments may be adjusted if unusual and unanticipated market conditions materially impact the Company's or an operating unit's growth and/or performance.

        Annual Incentive Plan targets based upon a percentage of each participant's average base compensation are also established at the beginning of each year. Target Incentive Plan payment amounts for all participants in the 2006 Incentive Plan ranged from 10% to 80% of average base salary. The target Incentive Plan payment amounts for the named executive officers ranged from 50% to 80% of average base salary. All participants may earn a maximum Incentive Plan payment of up to 200% of the target Incentive Plan payment amount, however, the Incentive Plan does not guarantee any minimum Incentive Plan payment to any participant. For 2006, participants were paid between 0% and 200% of their respective target Incentive Plan payment amounts. For 2006, the named executive officers were paid between 136% and 160% of their respective target Incentive Plan payment amounts.

        Incentive Plan payments, when made, have historically totalled less than 2% of the annual consolidated operating income for the Company. There were 152 participants in the 2005 Management Incentive Plan who were paid a total of approximately $5,200,000 representing 1.5% of the Company's consolidated operating income for 2005. There were 166 participants in the 2006 Incentive Plan who were paid a total of approximately $6,600,000 representing approximately 1.6% of the Company's consolidated operating income for 2006. There are approximately 200 participants in the 2007 Management Incentive Plan (including transitioned employees of recently acquired companies) who, at achievement of 100% of target Incentive Plan amounts, would be paid approximately 1.5% of budgeted consolidated operating income.

        Stock Option Plans.    The Committee believes that granting stock options helps create competitive levels of compensation and provides an opportunity for increased equity ownership by executive officers and key management employees (including the named executive officers). Granting stock options also serves to maintain the alignment of the interests of the Company's executive officers and key management employees with its stockholders and allows executive officers and key management employees to participate in the long-term growth and profitability of the Company. All currently outstanding employee stock options have a five-year vesting period, with 20% vesting each year. Vesting is automatically accelerated upon retirement at age 65, death or under certain circumstances disability. Vesting stops under most other termination situations. The Committee believes this vesting schedule helps retain executive officers and key management employees and encourages them to make decisions geared towards long-term growth.

        The Committee has authorized the Company to issue stock options to executive officers and key management employees (including the named executive officers) pursuant to The 1997 Stock Option Plan for Key Employees of Amphenol and Subsidiaries and its amendments and pursuant to The 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries and its amendments (collectively, the "Stock Option Plans"). In determining the number of options to be granted to an individual employee, a value is imputed for each option, with reference to the Company's then current stock price, the estimated Black-Scholes valuation for option grants and the Company's growth assessment for its Common Stock. The Committee also considers information regarding the total amount of options available, an individual's base salary, the amount of stock options, if any, previously awarded to an individual, an individual's past and expected future contributions to the Company's financial performance and an individual's responsibilities for assisting the Company in achieving its long-term strategic goals. The total annual award expense for options granted is intended to be in the range of 3% to 5% of the Company's budgeted consolidated operating income for the year in which the grants are made.

        Employee stock options are granted at fair market value at the time of the award, i.e., the closing price of the Company's Common Stock on the New York Stock Exchange on the date of the grant. Annual awards of stock options are made by the Committee in the second quarter of each year. Newly hired or promoted executives have on occasion received an award of stock options at the date of appointment. The Committee has never approved the grant of any stock options with an exercise price that is less than the closing price of the Company's Common Stock on the grant date.

        All stock option recipients must enter into Stock Option Agreements and Management Stockholder's Agreements with the Company which set forth the terms and conditions and limitations applicable to any shares purchased pursuant to options granted.

        Insurance Benefits.    Each executive officer and key management employee (including the named executive officers) receives health and life insurance identical to the benefits of other employees working at the same location. The Company also makes a contribution to life insurance on behalf of almost all U.S.-based salaried employees pursuant to a formula that treats similarly situated employees equally.

        Retirement Benefits.    U.S.-based senior executives and key management employees (including the named executive officers) participate in the Company's Pension Plan and 401(k) programs on the same terms and conditions as similarly situated U.S.-based salaried employees. For more information on the Pension Plan and 401(k) programs, see "Pension Plan" on page 29, "Pension Benefits for the 2006 Fiscal Year" on page 32, and "Non-Qualified Deferred Compensation for the 2006 Fiscal Year" on page 32.

  Perquisites.

        Mr. Loeffler was provided with a car and driver in 2006. Neither Mr. Loeffler nor any other named executive officer individually received perquisites or personal benefits from the Company with an aggregate value of US$10,000 or more, other than Mr. Loeffler's car and driver and the imputed value of Group Term Life Insurance provided to Mr. Loeffler in 2006 in excess of $50,000 net of employee payments.

  Compensation of Named Executive Officers.

        Company Performance—The base salary adjustments, bonus payments and stock option awards for each of the named executive officers for 2006 reflect the excellent sustained financial performance of the Company as measured against key objectives and the performance of its peer group and the industry, in general. A detailed analysis of the Company's sustained financial and operational performance is provided in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 that has been filed with the SEC.

        CEO Compensation—During 2006, the Company continued to outperform its peer group and the industry, in general. In 2006, the Company achieved new records for sales, earnings per share and cash flow. As the Company grows, the scope of Mr. Loeffler's responsibilities also continues to expand in size and complexity. In the three year period ending December 31, 2006, the Company's annual revenues increased by 99%, annual operating income increased by 108%, the number of plants and warehouses increased by 94% and the number of employees has increased by 84%. Mr. Loeffler, as Chairman and Chief Executive Officer of the Company, continues to play a vital role in the operation, growth and success of the Company and in maintaining and enhancing stockholder value.

        Mr. Loeffler's base salary for 2007 has been increased by 3.8% from $1,040,000 to $1,080,000. His incentive plan payment pursuant to the 2006 Management Incentive Plan was $1,331,200, representing approximately 128% of his 2006 base salary as compared to a maximum target incentive plan percentage payout for 2006 of 160% of his 2006 base salary. His target incentive plan payment pursuant to the 2007

Management Incentive Plan remains at 80% of his 2007 base salary. In May 2006, Mr. Loeffler was awarded 400,000 options pursuant to the 2000 Option Plan with an exercise price of $26.805.

        Mr. Loeffler's 2007 base salary and 2007 incentive plan target were established based upon the Committee's review and consideration of Mr. Loeffler's personal performance and the review and consideration of available information on compensation of chief executive officers of other companies in the interconnect industry and other companies of comparable size. The Committee has also considered and will continue to consider the value of annual equity compensation awards made to the chief executive officers of other companies in the interconnect industry and other companies of comparable size and complexity in determining option awards for Mr. Loeffler. The Committee believes that the option awards Mr. Loeffler has received and may continue to receive in the future will continue to closely align Mr. Loeffler's interests with the Company's stockholders.

        In 2006, Mr Loeffler was provided with a car and driver. The Company incurred expenses associated with this car and driver were $32,108. The imputed value of compensation for Group Term Life Insurance provided to Mr. Loeffler in 2006 in excess of $50,000, net of employee payments, was $16,078.

        Other Named Executive Officer's Compensation.    In determining base salary adjustments, incentive plan payments and stock option awards for 2006 for each of the other named executive officers, the Committee considered each executives performance against individual goals and objectives and the Committee evaluated the overall performance of the Company and each executive's contributions to that performance and, in the case of Mr. Anderson and Mr. Walter, their contributions to the performance and results of the operating groups they lead.

        Ms. Reardon's base salary was increased by 10.4% from $480,000 to $530,000 on October 1, 2006. Her incentive plan payment pursuant to the 2006 Management Incentive Plan was $394,000, representing approximately 80% of her average 2006 base salary as compared to a maximum target incentive plan percentage payout for 2006 of 100% of her average 2006 base salary. Her target incentive plan payment pursuant to the 2007 Management Incentive Plan remains at 50% of her 2007 base salary. In May 2006, Ms. Reardon was awarded 120,000 options pursuant to the 2000 Option Plan with an exercise price of $26.805.

        Mr. Cohane's base salary was increased by 2.3% from $436,000 to $446,000 on January 1, 2007. His incentive plan payment pursuant to the 2006 Management Incentive Plan was $348,800, representing approximately 80% of his 2006 base salary as compared to a maximum target incentive plan percentage payout for 2006 of 100% of his 2006 base salary. His target incentive plan payment pursuant to the 2007 Management Incentive Plan remains at 50% of his average 2007 base salary. In May 2006, Mr. Cohane was awarded 100,000 options pursuant to the 2000 Option Plan with an exercise price of $26.805. Mr. Cohane has agreed to relinquish his position as an executive officer of the Company no later than August 1, 2007, see "Employment Agreements" on page 25.

        Mr. Anderson's base salary was increased by 5.2% from $385,004 to $405,000 on January 1, 2007. His incentive plan payment pursuant to the 2006 Management Incentive Plan was $288,753, representing approximately 75% of his 2006 base salary as compared to a maximum target incentive plan percentage payout for 2006 of 100% of his 2006 base salary. His target incentive plan payment pursuant to the 2007 Management Incentive Plan remains at 50% of his 2007 base salary. In May 2006, Mr. Anderson was awarded 80,000 options pursuant to the 2000 Option Plan with an exercise price of $26.805.

        Mr. Walter's base salary was increased by 5.2% from approximately $369,605 to $388,204 on January 1, 2007. His incentive plan payment pursuant to the 2006 Management Incentive Plan was $253,588, representing approximately 71% of his 2006 base salary as compared to a maximum target incentive plan percentage payout for 2006 of 100% of his 2006 base salary. His target incentive plan payment pursuant to the 2007 Management Incentive Plan remains at 50% of his 2007 base salary. In May 2006, Mr. Walter was awarded 66,000 options pursuant to the 2000 Option Plan with an exercise price of $26.805.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee consists of three directors who are independent directors as defined under the NYSE Listing Standards. The Compensation Committee has undertaken a review of its Charter, practices and procedures. Following that review, the Compensation Committee approved certain changes to its Charter and to its policies and practices. A copy of the current Compensation Committee Charter is included as Annex B to this Proxy Statement and is available on the Company's website at www.amphenol.com by clicking on "Company", then "Investor Info", then "Corporate Governance" and then "Compensation Committee Charter".

        The Compensation Committee reports that it has reviewed and discussed the Compensation Discussion & Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the Company's Board of Directors that the Compensation Discussion & Analysis be included in this 2007 Proxy Statement.

Compensation Committee John R. Lord, Chairman Andrew E. Lietz Dean H. Secord

Compensation Committee Interlocks and Insider Participation

        During 2006, Messrs. Lietz, Lord and Secord served on the Compensation Committee. Mr. Loeffler, the Company's Chief Executive Officer, served as a non-voting ex officio member of the Compensation Committee through June 2006, when he relinquished that role. Mr. Loeffler and Mr Jepsen are the only officers or current or former employees of the Company who served on the Company's Board of Directors during 2006. Mr. Loeffler does not serve on the Board of Directors of any other company.

SUMMARY COMPENSATION TABLE

        The following table summarizes the total compensation provided by the Company to the named executive officers for the fiscal year ended December 31, 2006. When setting total compensation for each of the named executive officers, the Compensation Committee will review tally sheets showing the total current compensation, including equity and non-equity based compensation for each executive officer, including the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non- Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Non quali- fied Deferred Compensa- tion Earnings ($)	All Other Compen- sation ($)		Total ($)

M.H.Loeffler Chairman & CEO(3)	2006	1,040,000	0	n/a	2,451,717	1,331,200	336,400	48,186	(4)	5,207,503
D.G. Reardon Senior Vice President & CFO	2006	492,500	0	n/a	443,262	394,000	97,600	1,676	(5)	1,429,037
T.F. Cohane Executive Vice President	2006	436,000	0	n/a	439,946	348,800	204,000	2,269	(5)	1,431,015
G.A. Anderson Senior Vice President	2006	385,004	0	n/a	342,628	288,753	319,900	3,715	(5)	1,340,000
L. Walter Senior Vice President	2006	369,605	0	n/a	290,625	253,588	80,400	1,080	(5)	995,298

(1)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R of awards pursuant to the Stock Option Plans, and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 1—Summary of Significant Accounting Policies; Stock Options to the Company's consolidated financial statements for the fiscal year ended December 31, 2006 included in the Company's Annual Report on Form 10-K, except that rules of the SEC require that the amounts shown in this table and its footnotes exclude the impact of assumed forfeitures, if any, related to service based vesting conditions. These amounts reflect the Company's accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers.

(2)
The non-equity incentive plan compensation for 2006 for all named executive officers was paid in January 2007. See "Incentive Plan" on page 19.

(3)
During the 2006 fiscal year, Mr. Loeffler served as Chairman, President and Chief Executive Officer of the Company. Effective January 1, 2007, R. Adam Norwitt was appointed President and Chief Operating Officer of the Company. Mr. Loeffler continues as Chairman and Chief Executive Officer.

(4)
Mr. Loeffler's "All Other Compensation" consists of $32,108 in expense related to the car and driver provided to Mr. Loeffler and $16,078 in imputed compensation for Group Term Life Insurance in excess of $50,000 net of employee payments. The expense related to the car and driver is valued on the basis of the aggregate incremental cost to the Company.

(5)
Consists of imputed compensation for Group Term Life Insurance in excess of $50,000 net of employee payments.

Section 162(m) of the Internal Revenue Code

        In 1993, Congress created a new Internal Revenue Code subsection 162(m) which could have the effect of limiting the deductibility of compensation paid to each of the Company's five highest paid executive officers to no more than $1 million per year. However, certain performance-based compensation is not subject to such limitation. The Executive Incentive Plan is a performance-based bonus plan and currently qualifies for such performance-based deductibility exception. The Committee and the Company do not believe that this legislation will have any material effect on the financial condition of the Company for the foreseeable future.

Employment Agreements

        Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee will be paid, at the Company's discretion, an additional fifty percent of base salary in the form of salary continuation following his/her termination for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company.

        Pursuant to an employment letter agreement with the Company dated July 28, 1987, Mr. Loeffler is guaranteed a minimum annual bonus of $30,000. Under this agreement, Mr. Loeffler would be entitled, upon termination of his employment with the Company, to 18 months severance pay, which includes base salary plus any Incentive Plan payment; upon involuntary termination, Mr. Loeffler would also be entitled to certain relocation expenses to Austria, provided that he requests this benefit within six months after his last day of employment with the Company.

        Pursuant to an employment letter with the Company dated December 11, 2006, Mr. Cohane will relinquish his position as Executive Vice President no later than August 1, 2007. At such time, he will become an employee Advisor to the Company with an annual salary of $120,000. As an Advisor, he will no longer participate in the Incentive Plan, and it is not expected that he will receive any future stock option awards under the Stock Option Plans.

        Pursuant to an employment letter agreement with the Company, Edward G. Jepsen, a director and former executive officer of the Company became an employee Advisor to the Company effective January 1, 2005 with an annual salary of $200,000. The letter agreement also provided that for as long as he continued as Advisor, he would be awarded 8,000 stock options annually pursuant to the Amended 2000 Option Plan or a subsequent plan. Mr. Jepsen did not participate in the Incentive Plan for 2005 or 2006. This letter agreement was terminated when Mr. Jepsen terminated his employment and retired on December 31, 2006.

        Pursuant to an employment letter agreement with the Company dated March 22, 1999, the Company has agreed that if Mr. Walter is terminated, the Company is obligated to relocate him to France and to pay him lump sum severance equal to 100% of base compensation received in the prior twelve-month period; provided that no assistance or severance payment will be made if he voluntarily terminates employment or is terminated for cause.

Stock Option Plans

        The 1997 Option Plan for Key Employees of Amphenol and Subsidiaries.    In May 1997, the Board of Directors authorized and approved The 1997 Stock Option Plan for Key Employees of Amphenol and Subsidiaries (the "1997 Option Plan"). Only non-qualified stock options as defined in Section 422 of the Internal Revenue Code (the "Code") have been granted under the Amended 1997 Option Plan.

        In January 1998, the Board of Directors authorized and approved The Amended 1997 Option Plan for Key Employees of Amphenol and Subsidiaries (the "First Amended 1997 Option Plan") which increased the number of shares of Common Stock to be reserved for issuance under the 1997 Option Plan from 9,600,000 to 14,000,000 shares.

        In January 2003, the Board of Directors authorized and approved the Second Amended 1997 Option Plan for Key Employees of Amphenol and Subsidiaries (the "Amended 1997 Option Plan)" which decreased the number of shares of Common Stock to be reserved for issuance under the First Amended 1997 Option Plan from 14,000,000 to 11,304,000 shares.

        The Amended 1997 Option Plan will continue to be administered by the Compensation Committee of the Board of Directors until it terminates in May 2007. No options have been awarded under the Amended 1997 Option Plan since February 2000 and the Compensation Committee does not expect that any additional grants under the Amended 1997 Option Plan will be made. The exercise prices of the 811,326 options outstanding under the 1997 Option Plan and its amendments as of April 2, 2007 range from $4.00 to $8.28.

        The Amended 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries.    In June 2000, the Board authorized the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "2000 Option Plan"). The terms of the 2000 Option Plan are similar to the terms of the 1997 Amended Option Plan.

        In January 2003, the Board authorized and approved the Amended 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "First Amended 2000 Option Plan") which increased the number of shares of Common Stock to be reserved for issuance under the 2000 Option Plan from 7,200,000 to 16,000,000 shares. The First Amended 2000 Option Plan also increased the number of options that may be granted to any one participant in the First Amended 2000 Option Plan from not more than 2,000,000 to not more than 4,000,000 options. The First Amended 2000 Option Plan was approved by stockholders at the 2003 Annual Meeting.

        In April 2004, the Board authorized and approved the Second Amended 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "Second Amended 2000 Option Plan") which amended the 2000 Option Plan to provide that no options could be granted under the 2000 Option Plan at less than the fair market value of the Company's Common Stock on the date of such grant, to eliminate the ability to grant any restricted stock awards, stock appreciation rights ("SARs"), dividend equivalent rights, performance units, performance shares or any other stock-based grants, other than non-qualified options under the 2000 Option Plan and to require stockholder approval of any further material amendments to the 2000 Option Plan. The Second Amended 2000 Option Plan did not require stockholder approval.

        In January 2006, the Board, subject to stockholder approval at the 2006 Annual Meeting, authorized and approved the Third Amended 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries which increased the number of shares of Common Stock to be reserved for issuance under the Amended 2000 Option Plan from 16,000,000 to 24,000,000 shares (the "Third Amended 2000 Option Plan"). The Third Amended 2000 Option Plan also increased the number of options that may be granted to any one participant in the Third Amended 2000 Option Plan from not more than 4,000,000 to not more than 6,000,000 options. Unless terminated earlier by the Board, the Third Amended 2000 Option Plan will terminate in June 2010. All other terms of the Third Amended 2000 Option Plan are the same as the Second Amended 2000 Option Plan.

        The Third Amended 2000 Option Plan is administered by the Compensation Committee of the Board. The Compensation Committee will consider recommendations of the Chief Executive Officer and other senior management employees of the Company and determine those employees of Amphenol and its subsidiaries who will be eligible to receive additional options, the number and the terms and conditions of each option grant, the form of the option agreement and any conditions on the exercise of an option award.

        A total of 2,221,200 options were granted in May 2006 at an exercise price of $26.805 to 173 key employees of the Company including the named executive officers. In addition, 6,000 options were granted in May 2006 to one key employee of a subsidiary of the Company at an exercise price of $28.70. Of the 24,000,000 shares of Common Stock reserved for issuance pursuant to the Third Amended 2000 Option Plan, 7,336,720 shares are available for future grants as of April 2, 2007.

        On April 2, 2007 the market value per share of Common Stock was $33.62 (determined by reference to the closing price listed on the New York Stock Exchange, Inc. Composite Tape). The exercise prices of the 11,685,168 options outstanding as of April 2, 2007 under the 2000 Option Plan and its amendments range from $9.28 to $30.06.

Repricing of Options/Granting of SARs

        Options were automatically repriced and option awards have been restated on a ratable basis in connection with the March 2007 two-for-one stock split to reflect said stock split. Other than this, during the last fiscal year, the Company did not reprice any options nor did it grant any SARs.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2006

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Full Grant Date Fair Value ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold #	Target #	Maximum #
M.H.Loeffler	5/24/06	n/a	n/a	n/a	n/a	n/a	n/a	n/a	400,000	$26.805/ share	$3,494,000
D.G. Reardon	5/24/06	n/a	n/a	n/a	n/a	n/a	n/a	n/a	120,000	$26.805/ share	$1,122,000
T.F. Cohane	5/24/06	n/a	n/a	n/a	n/a	n/a	n/a	n/a	100,000	$26.805/ share	$935,000
G.A. Anderson	5/24/06	n/a	n/a	n/a	n/a	n/a	n/a	n/a	80,000	$26.805/ share	$748,000
L. Walter	5/24/06	n/a	n/a	n/a	n/a	n/a	n/a	n/a	66,000	$26.805/ share	$617,100
(1)
The amounts in this column reflect the full grant date fair value of the option awards granted on May 24, 2006 calculated in accordance with FAS 123R. Assumptions used in the calculation of these amounts are included in Note 1-Summary of Significant Accounting Policies; Stock Options to the Company's consolidated financial statements for the fiscal year ended December 31, 2006 included in the Company's Annual Report on Form 10-K, except that rules of the SEC require that the amounts shown in this table and its footnotes exclude the impact of assumed forfeitures, if any, related to service based vesting conditions. These amounts reflect the Company's total potential accounting expense for these 2006 awards, and do not correspond to the actual value that may be recognized by the named executive officers.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR END

	Option Awards(1)
			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable
				Option Exercise Price ($)		Stock Awards
					Option Expiration Date
Name						Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
M.H.Loeffler	280,000	0	n/a	7.2500	April 8, 2008	n/a	n/a	n/a	n/a
	420,000	0	n/a	4.7735	April 22, 2009	n/a	n/a	n/a	n/a
	668,000	0	n/a	12.3906	June 6, 2010	n/a	n/a	n/a	n/a
	400,000	0	n/a	10.3075	April 25, 2011	n/a	n/a	n/a	n/a
	480,000	120,000	n/a	10.9525	May 2, 2012	n/a	n/a	n/a	n/a
	300,000	200,000	n/a	10.0450	April 15, 2013	n/a	n/a	n/a	n/a
	160,000	240,000	n/a	15.0750	April 16, 2014	n/a	n/a	n/a	n/a
	80,000	320,000	n/a	18.3950	April 12, 2015	n/a	n/a	n/a	n/a
	0	400,000	n/a	26.8050	May 24, 2016	n/a	n/a	n/a	n/a
D.G. Reardon	5,040	0	n/a	4.7735	April 22, 2009	n/a	n/a	n/a	n/a
	92,000	0	n/a	12.3906	June 6, 2010	n/a	n/a	n/a	n/a
	30,608	0	n/a	10.3075	April 25, 2011	n/a	n/a	n/a	n/a
	38,400	9,600	n/a	10.9525	May 2, 2012	n/a	n/a	n/a	n/a
	28,800	19,200	n/a	10.0450	April 15, 2013	n/a	n/a	n/a	n/a
	24,000	36,000	n/a	15.0750	April 16, 2014	n/a	n/a	n/a	n/a
	16,000	24,000	n/a	16.7750	October 19, 2014	n/a	n/a	n/a	n/a
	20,000	80,000	n/a	18.3950	April 12, 2015	n/a	n/a	n/a	n/a
	0	120,000	n/a	26.8050	May 24, 2016	n/a	n/a	n/a	n/a
T.F. Cohane	80,000	0	n/a	10.3075	April 25, 2011	n/a	n/a	n/a	n/a
	96,000	24,000	n/a	10.9525	May 2, 2012	n/a	n/a	n/a	n/a
	36,000	24,000	n/a	10.0450	April 15, 2013	n/a	n/a	n/a	n/a
	18,000	27,000	n/a	15.0750	April 16, 2014	n/a	n/a	n/a	n/a
	20,000	80,000	n/a	18.3950	April 12, 2015	n/a	n/a	n/a	n/a
	0	100,000	n/a	26.8050	May 24, 2016	n/a	n/a	n/a	n/a
G.A. Anderson	40,000	0	n/a	10.3075	April 25, 2011	n/a	n/a	n/a	n/a
	51,200	12,800	n/a	10.9525	May 2, 2012	n/a	n/a	n/a	n/a
	36,000	24,000	n/a	10.0450	April 15, 2013	n/a	n/a	n/a	n/a
	25,200	37,800	n/a	15.0750	April 16, 2014	n/a	n/a	n/a	n/a
	14,000	56,000	n/a	18.3950	April 12, 2015	n/a	n/a	n/a	n/a
	0	80,000	n/a	26.8050	May 24, 2016	n/a	n/a	n/a	n/a
L. Walter	94,000	0	n/a	12.3906	June 6, 2010	n/a	n/a	n/a	n/a
	32,000	0	n/a	10.3075	April 25, 2011	n/a	n/a	n/a	n/a
	48,000	12,000	n/a	10.9525	May 2, 2012	n/a	n/a	n/a	n/a
	36,000	24,000	n/a	10.0450	April 15, 2013	n/a	n/a	n/a	n/a
	20,000	30,000	n/a	15.0750	April 16, 2014	n/a	n/a	n/a	n/a
	10,800	43,200	n/a	18.3950	April 12, 2015	n/a	n/a	n/a	n/a
	0	66,000	n/a	26.8050	May 24, 2016	n/a	n/a	n/a	n/a
(1)
All employee options currently outstanding vest at a rate of 20% per year over the first five years of the ten-year option term, provided that the vesting would be accelerated upon normal retirement, death or disability—and that vesting stops under most other termination situations.

OPTION EXERCISES AND STOCK VESTED FOR THE 2006 FISCAL YEAR

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
M.H.Loeffler	0	0	n/a	n/a
D.G. Reardon	0	0	n/a	n/a
T.F. Cohane	368,000	7,545,183	n/a	n/a
G.A. Anderson	153,600	3,233,089	n/a	n/a
L. Walter	4,600	111,442	n/a	n/a

PENSIONS AND DEFERRED COMPENSATION

Pension Plan

        Pension Plan Background.    Through December 31, 2006, the only retirement benefit funded by the Company was its pension plans. Prior to 1998, the Company and its U.S. domestic subsidiaries maintained eight separate defined benefit pension plans covering substantially all U.S. employees of Amphenol Corporation and its U.S. subsidiaries. Effective December 31, 1997, these pension plans were merged into the Pension Plan for Employees of Amphenol Corporation (the "Plan"). The prior formulas for calculating pension benefits for employees from different operations were retained in different sections of the Plan. All the named executive officers participate in and their pension benefits are calculated under either the Amphenol Plan Section, the LPL Plan Section or the Sidney Plan Section of the Plan.

        General Provisions of the Plan.    The Plan provides for annual pensions to certain salaried employees who complete five years of service with the Company. The normal retirement date under the Plan is the first day of the month following a participant's 65th birthday. A participant may also retire as of the first day of any month subsequent to the participant's 55th birthday and completion of ten years of service, however, a participant's normal retirement benefit is reduced by as much as 50% if payment of retiremenet benefits commences upon early retirement. Retirement benefits are paid in the form of a life annuity (generally a joint and survivor annuity for married participants).

        Supplemental Employee Retirement Plan.    Section 415 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), currently limits the maximum annual benefit which may be paid to any employee from a tax-qualified plan to $175,000 in 2006 and $180,000 in 2007. Section 401(a)(17) of the Internal Revenue Code currently limits the amount of compensation taken into account under a tax-qualified plan to $220,000 in 2006 and $225,000 in 2007. These limitations continue to be subject to future adjustment. The Company has also adopted a Supplemental Employee Retirement Plan ("SERP") which formally provides for the payment of the portion of an annual pension which cannot be paid from the Plan as a result of the Internal Revenue Code limitations described above. Final average pensionable compensation under the SERP, however, is limited to 3.33 times the Section 401(a)(17) limitation.

        Details About the Amphenol Plan Section.    The Company is required to make all contributions necessary to provide benefits payable under the Amphenol Plan Section of the Plan. No participant contributions are required or permitted.

        Retirement benefits are calculated based on final average pensionable compensation which is defined under the Amphenol Plan Section of the Plan as the participant's highest average annual total compensation from the Company and its participating divisions or affiliates, excluding bonuses and incentive plan payments, during any five consecutive years of service with the Company or its participating divisions or affiliates during the ten calendar years of service preceding the participant's termination of employment. The annual normal retirement benefit for a participant in the Amphenol Plan Section of the Plan is equal to the greater of: (i) 1.1% of the participant's average final pensionable compensation multiplied by the participant's years of credited service or (ii) 1.8% of the participant's average final pensionable compensation multiplied by the participant's years of credited service not in excess of 25 (1% for years in excess of 25) reduced by 2% of the the participant's estimated annual social security benefit multiplied by the participant's years of credited service not in excess of 30. In 2006, Mr. Loeffler was the only named executive officer in the Amphenol Plan Section of the Plan.

        Details About the LPL Plan Section.    Prior to January 1, 2000, participants in the LPL Plan Section of the Plan were required to make contributions to the Plan. Since January 1, 2000, no participant contributions are required or permitted.

        Retirement benefits are calculated based on final average pensionable compensation, which is defined under the LPL Plan Section of the Plan as the participant's highest average annual total compensation from the Company and its participating divisions or affiliates, including bonuses and incentive plan payments, during any five consecutive years of service with the Company and its participating divisions or affiliates during the ten years of service preceding the participant's termination of employment. The annual normal retirement benefit for a participant in the LPL Plan Section of the Plan is equal to 2% of the participant's average final pensionable compensation multiplied by the participant's years of credited service not in excess of 25 less 2% of the participant's estimated annual social security benefit multiplied by the participant's years of credited service not in excess of 25. In 2006, Mr. Cohane, Ms. Reardon and Mr. Walter were the only named executive officers in the LPL Plan Section of the Plan.

        Details About the Sidney Plan Section.    The Company is required to make all contributions necessary to provide benefits payable under the Sidney Plan Section of the Plan. No participant contributions are required or permitted.

        Retirement benefits are calculated based on final average pensionable compensation, which is defined under the Sidney Plan Section of the Plan as the participant's highest average annual total compensation from the Company and its participating divisions or affiliates, including bonuses and incentive plan payments, during any 60 consecutive months of service with the Company or its participating divisions or affiliates during the 120 calendar months of service preceding the participant's termination of employment. The annual normal retirement benefit for a participant in the Sidney Plan Section of the Plan is equal to the greater of: (i) 2% of the participant's final average pensionable compensation multiplied by the participant's years of credited service not in excess of 25 (plus 0.5% of the participant's final average pensionable compensation multiplied by the participant's years of credited service in excess of 25) reduced by 2% of the participant's estimated annual social security benefit multiplied by the participant's years of credited service not in excess of 25, or (ii) 0.75% of the participant's final average pensionable compensation plus $8.00, all multiplied by the participant's years of credited service not in excess of 30. In 2006 Mr. Anderson was the only named executive officer in the Sidney Plan Section of the Plan.

Pension Benefits for the 2006 Fiscal Year

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
M.H.Loeffler	Pension Plan for Employees of Amphenol Corporation	33.0	697,000	0
	Amphenol Corporation Supplemental Employee Retirement Plan	33.0	1,318,400	0
D.G. Reardon	Pension Plan for Employees of Amphenol Corporation	17.5	256,300	0
	Amphenol Corporation Supplemental Employee Retirement Plan	17.5	243,800	0
T.F. Cohane	Pension Plan for Employees of Amphenol Corporation	19.8	394,800	0
	Amphenol Corporation Supplemental Employee Retirement Plan	19.8	577,100	0
G.A. Anderson	Pension Plan for Employees of Amphenol Corporation	32.3	587,200	0
	Amphenol Corporation Supplemental Employee Retirement Plan	32.3	697,000	0
L. Walter(3)	Pension Plan for Employees of Amphenol Corporation	8.0	114,000	0
	Amphenol Corporation Supplemental Employee Retirement Plan	8.0	129,800	0
(1)
Computed as of December 31, 2006, the same Plan measurement date used for financial statement reporting purposes with respect to the Company's audited 2006 financial statements.

(2)
Calculation of present value reflects FASB Statement No. 87 expense assumptions described in Note 5—Benefit Plans and Other Postretirement Benefits to the Consolidated Financial Statements to the Company's 2006 Annual Report on Form 10-K.

(3)
Although as of December 31, 2006 Mr. Walter had been employed with the Company or its subsidiaries for 22.9 years, he has only 8.0 years of credited service in the Plan and the SERP. Prior to becoming employed by Amphenol Corporation and joining the Plan and the SERP, Mr. Walter was employed by one of the Company's French subsidiaries, Amphenol Socapex SAS.

Nonqualified Deferred Compensation for the 2006 Fiscal Year

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
M.H. Loeffler	n/a	n/a	n/a	n/a	n/a
T.F. Cohane	n/a	n/a	n/a	n/a	n/a
D.G. Reardon	n/a	n/a	n/a	n/a	n/a
G.A. Anderson	n/a	n/a	n/a	n/a	n/a
L. Walter	n/a	n/a	n/a	n/a	n/a

        Pension Plan and 401(k) Plan Changes. Prior to December 31, 2006, none of the named executive officers participated in a non-qualified defined contribution or other deferred compensation plan. Prior to December 31, 2006, all salaried personnel of Amphenol Corporation and its subsidiaries which participate in the Plan had a retirement income program consisting of: (i) eligibility to participate in the Plan and (ii) the Company's qualified 401(k) savings plan, for which the Company did not make any contributions (the "Amphenol 401(k) Plan").

        In 2006, the Company amended this retirement income program by freezing individual accruals under the Plan effective December 31, 2006 for certain personnel (referred to herein as the "non-grandfathered participants") and simultaneously implemented employer contributions to the Amphenol 401(k) Plan for these non-grandfathered participants.

        Non-grandfathered participants are salaried employees of Amphenol Corporation or one of its subsidiaries participating in the Plan who are not "grandfathered participants". "Grandfathered participants" are all salaried personnel of Amphenol Corporation or its subsidiaries participating in the Plan who as of December 31, 2006 were either: (i) age 50 or older with 15 or more years of service or (ii) who had 25 or more years of service. Messrs. Loeffler, Cohane and Anderson are grandfathered participants. Ms. Reardon and Mr. Walter are non-grandfathered participants.

        Grandfathered participants will continue to accrue incremental benefits under the Plan and participate in the Amphenol 401(k) plan with no employer contributions. Future benefit accruals for non-grandfathered participants in the Plan will cease effective January 1, 2007. The Plan freeze for non-grandfathered participants does not affect any retirement benefit earned under the Plan prior to January 1, 2007.

        As part of these changes to the retirement income program, commencing January 1, 2007, non-grandfathered participants are provided a Company contribution to their Amphenol 401(k) Plan accounts equal to 2% of their covered earnings. No employee contribution is required for this 2% Company contribution. In addition, the Company will match 100% of the employee's first 3% contribution to his or her Amphenol 401(k) Plan account.

        The Company intends to adopt a non-qualified supplemental defined contribution plan (the "DC SERP") in 2007. Under the proposed plan, non-grandfathered participants would be credited with a 5% employer contribution under the DC SERP on compensation in excess of the maximum amount that may be taken into account under the Amphenol 401(k) Plan. Eligible employees would also be permitted to defer a portion of compensation in excess of the maximum amount that he or she is allowed to defer into his or her Amphenol 401(k) account into the DC SERP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The amount of compensation that may be payable to each named executive officer upon voluntary termination, early retirement, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executive is shown on the tables on pages 35 to 37. The amounts shown assume that such termination was effective as of December 31, 2006, and thus include amounts earned through such time and are estimates of the amounts which would have been paid out to the executives in connection with their termination. The actual amounts to be paid out can only be determined at the time of such executive's separation from the Company.

        Payments Made Upon Termination.    Regardless of the manner in which a named executive officer's employment is terminated, she or he is entitled to receive amounts earned during her or his term of employment. Such amounts might include:

  •
  unused vacation pay;

  •
  amounts accrued and vested through the Company's retirement plans;

  •
  statutory entitlements; and

  •
  non-equity incentive compensation relating to the fiscal year.

        Payments Made Upon Normal Retirement.    In the event of normal retirement at age 65 of any employee, including a named executive officer, under current policies, in addition to the items identified above she or he will immediately vest in all outstanding options.

        Payments Made Upon Death or Disability.    In the event of the death or disability of any employee, including a named executive officer, in addition to the benefits which might be made as reflected under the heading "Payments Made Upon Termination" above, he or she will receive benefits under the Company's disability plan and/or payments under the Company's Group Term Life Insurance plan, as appropriate. In the event of death or under certain circumstances disability, vesting of outstanding options is automatically accelerated.

        Payments Made Upon a Change in Control.    Immediately prior to a change in control, all outstanding options held by any employee, including a named executive officer, immediately vest and become exercisable. A change in control is deemed to occur if there is a sale of all or substantially all of the assets of the Company or there is an acquisition of more than 50% of the Common Stock of the Company by a person or group.

        Health Care Benefits.    The Company does not currently offer any employee, including its named executive officers, any enhanced health care benefits on termination for any reason.

        The table below and the tables on pages 35 and 36 show the potential payments that would have been made to each of the named executive officers upon termination or a change of control of the Company if such event were to have occurred on December 31, 2006.

Martin H. Loeffler Benefit and Payments upon Separation	Voluntary Termination ($)		Early Retirement ($)		Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)		Death ($)
Severance payment(1)	3,556,800	(2)	3,556,800	(2)	0	3,556,800	0	3,556,800	3,556,800	(2)	0
Relocation expenses(3)	80,000	(2)	80,000	(2)	0	80,000	0	80,000	80,000	(2)	0
Minimum annual bonus(4)	30,000		30,000		30,000	30,000	0	30,000	30,000		30,000
Incentive Plan compensation(5)	1,331,200		1,331,200		1,331,200	1,331,200	0	1,331,200	1,331,200		1,331,200
Pay for covenant not to compete(6)	1,040,000		1,040,000		1,040,000	1,040,000	1,040,000	1,040,000	1,040,000		0
Accrued vacation pay	100,000		100,000		100,000	100,000	100,000	100,000	100,000		100,000
Company funded disability(7)	0		0		0	0	0	0	520,000		0
Vesting of stock options(8)	0		0		16,181,500	16,181,500	0	16,181,500	16,181,500		16,181,500
(1)
Pursuant to his July 28, 1987 employment letter agreement with the Company, upon involuntary termination or mutual termination Mr. Loeffler would be entitled to severance pay equal to the sum of eighteen months of his base salary plus bonus. Severance payment amounts were calculated based on Mr. Loeffler's 2006 base salary and incentive plan compensation.

(2)
The Company's obligation to pay this amount would be contingent upon Mr. Loeffler and the Company mutually agreeing on the termination of Mr. Loeffler's employment.

(3)
Pursuant to his July 28, 1987 employment letter agreement with the Company, upon involuntary termination or mutual termination, Mr. Loeffler would be entitled to certain relocation expenses to Austria. The potential cost to the Company of this benefit is estimated to be approximately $80,000.

(4)
Pursuant to his July 28, 1987 employment letter agreement with the Company, Mr. Loeffler is entitled to a minimum annual bonus of $30,000 per annum. This amount would not be paid if Mr. Loeffler were paid Incentive Plan compensation.

(5)
This is the amount actually paid to Mr. Loeffler in January 2007 pursuant to the 2006 Incentive Plan. Assuming a termination event as of December 31, 2006, this amount would only have been paid upon approval by the Compensation Committee.

(6)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee will be paid an additional fifty percent of base salary following her/his termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Payments are made in the form of salary continuation.

(7)
The Company funds a short term disability benefit that provides income continuation for up to six months for most of its U.S. salaried employees. The potential payout of $520,000 assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(8)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amount represents the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2006, based on the closing price of the Company's stock on the New York Stock Exchange of $31.04 on December 29, 2006.

Diana G. Reardon Benefit and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)
Incentive Plan compensation(1)	394,000	394,000	394,000	394,000	0	394,000	394,000	394,000
Pay for covenant not to compete(2)	530,000	530,000	530,000	530,000	530,000	530,000	530,000	0
Accrued vacation pay	36,692	36,692	36,692	36,692	36,692	36,692	36,692	36,692
Company funded disability(3)	0	0	0	0	0	0	265,000	0
Vesting of Stock Options(4)	0	0	3,032,844	3,032,844	0	3,032,844	3,032,844	3,032,844
(1)
This is the amount actually paid to Ms. Reardon in January 2007 pursuant to the 2006 Incentive Plan. Assuming a termination event as of December 31, 2006, this amount would only have been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee will be paid an additional fifty percent of base salary following her/his termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Payments are made in the form of salary continuation.

(3)
The Company funds a short term disability benefit that provides income continuation for up to six months for most of its U.S. salaried employees. The potential payout of $265,000 is based on Ms. Reardon's 2006 end of year base salary and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amount represents the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2006, based on the closing price of the Company's stock on the New York Stock Exchange of $31.04 on December 29, 2006.

Timothy F. Cohane Benefit and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)
Incentive Plan compensation(1)	348,800	348,800	348,800	348,800	0	348,800	348,800	348,800
Pay for covenant not to compete(2)	436,000	436,000	436,000	436,000	436,000	436,000	436,000	0
Accrued vacation pay	33,538	33,538	33,538	33,538	33,538	33,538	33,538	33,538
Company funded disability(3)	0	0	0	0	0	0	218,000	0
Vesting of Stock Options(4)	0	0	2,852,135	2,852,135	0	2,852,135	2,852,135	2,852,135
(1)
This is the amount actually paid to Mr. Cohane in January 2007 pursuant to the 2006 Incentive Plan. Assuming a termination event as of December 31, 2006, this amount would only have been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee will be paid an additional fifty percent of base salary following her/his termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Payments are made in the form of salary continuation.

(3)
The Company funds a short term disability benefit that provides income continuation for up to six months for most of its U.S. salaried employees. The potential payout of $218,000 is based on Mr. Cohane's 2006 base salary and assumes the maximum possible amount is paid, i.e. 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amount represents the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2006, based on the closing price of the Company's stock on the New York Stock Exchange of $31.04 on December 29, 2006.

Gary A. Anderson Benefit and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)
Incentive Plan compensation(1)	288,753	288,753	288,753	288,753	0	288,753	288,753	288,753
Pay for covenant not to compete(2)	385,004	385,004	385,004	385,004	385,004	385,004	385,004	0
Company funded disability(3)	0	0	0	0	0	0	192,502	0
Vesting of stock options(4)	0	0	2,411,397	2,411,397	0	2,411,397	2,411,397	2,411,397
(1)
This is the amount actually paid to Mr. Anderson in January 2007 pursuant to the 2006 Incentive Plan. Assuming a termination event as of December 31, 2006, this amount would only have been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee will be paid an additional fifty percent of base salary following her/his termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Payments are made in the form of salary continuation.

(3)
The Company funds a short term disability benefit that provides income continuation for up to six months for most of its U.S. salaried employees. The potential payout of $192,502 is based on Mr. Anderson's 2006 base salary and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amount represents the net value (ie., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2006, based on the closing price of the Company's stock on the New York Stock Exchange of $31.04 on December 29, 2006.

Luc Walter Benefit and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)
Severance Payment(1)	0	0	0	369,605	0	369,605	0	0
Relocation expenses	0	0	0	10,000	0	10,000	0	0
Incentive Plan compensation(2)	253,588	253,588	253,588	253,588	0	253,588	253,588	253,588
Pay for covenant not to compete(3)	369,605	369,605	369,605	369,605	369,605	369,605	369,605	0
Accrued vacation pay	42,892	42,892	42,892	42,892	42,892	42,892	42,892	42,892
Company funded disability(4)	0	0	0	0	0	0	184,803	0
Vesting of stock options(5)	0	0	2,049,654	2,049,654	0	2,049,654	2,049,654	2,049,654
(1)
Mr. Walter's employment letter agreement provides that if he is terminated without cause, the Company will pay him lump sum severance pay equal to base compensation paid in the last twelve months and assist him in promptly relocating to France. The potential cost to the Company of this relocation benefit is estimated to be approximately $10,000.

(2)
This is the amount actually paid to Mr. Walter in January 2007 pursuant to the 2006 Incentive Plan. Assuming a termination event as of December 31, 2006, this amount would only have been paid upon approval by the Compensation Committee.

(3)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee will be paid an additional fifty percent of base salary following her/his termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Payments are made in the form of salary continuation.

(4)
The Company funds a short term disability benefit that provides income continuation for up to six months for most of its U.S. salaried employees. The potential payout of $184,803 is based on Mr. Walter's 2006 base salary and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(5)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amount represents the net value (ie., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2006, based on the closing price of the Company's stock on the New York Stock Exchange of $31.04 on December 29, 2006.

PROPOSAL 3. APPROVE INCREASE
IN THE NUMBER OF AUTHORIZED SHARES.

        The stockholders of the Company are being asked to approve an amendment to the Company's Certificate of Incorporation as described below. A copy of the Amended and Restated Certificate of Incorporation as proposed to be further amended and restated may be obtained by written request to the Company's Secretary at the address on the first page of this Proxy Statement.

        The Board has approved, and is recommending to the stockholders for approval, an amendment to Article Fourth of the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue by 300,000,000 to 500,000,000. The full text of the proposed amendment to the Amended and Restated Certificate of Incorporation is set forth on page 39.

        The proposed amendment would increase the number of shares of Common Stock that the Company is authorized to issue by 300,000,000 from 200,000,000 to 500,000,000. The additional 300,000,000 shares would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. The Board believes it is desirable to increase the number of shares of Common Stock the Company is authorized to issue to provide the Company with adequate flexibility in the future for, among other things, stock splits/stock dividends, option/stock programs and/or acquisition transactions. The Company has no present commitments, agreements or intent to issue any additional shares of Common Stock, other than shares currently reserved for issuance under the Company's stock option plans for executive officers and key management employees (See caption "Stock Option Plans" on page 25) or such shares as may be issued in connection with the Directors' Deferred Compensation Plan and the 2004 Directors' Stock Option Plan, (See caption "Director Compensation for the 2006 Fiscal Year" on page 10), or in connection with potential acquisitions.

        Although authorization of additional shares of Common Stock is recommended by the Board of Directors for the reasons stated herein, and not in consideration of any possible anti-takeover effect, such additional authorization of shares of Common Stock could be used by incumbent management to make it more difficult, and thereby discourage, any attempt to acquire control of the Company, even though stockholders of the Company may deem such an acquisition desirable. For example, the shares could be privately placed with a purchaser who might support the Board of Directors in opposing a hostile takeover bid. The issuance of new shares could also be used to dilute the stock ownership and voting power of a third party seeking to remove the Directors, replace incumbent Directors, accomplish certain business combinations or alter, amend or repeal portions of the Company's Certificate of Incorporation.

        The proposed amendment would permit the issuance of additional shares of Common Stock up to the new 500,000,000 maximum authorization without further action or authorization. The Board believes it is prudent for the Company to have this flexibility. The holders of Common Stock of the Company are not entitled to preemptive rights or cumulative voting. Accordingly, the issuance of additional shares of Common Stock might dilute, under certain circumstances, the ownership and voting rights of stockholders.

        Under Delaware law, an amendment of a Certificate of Incorporation to effectuate a change in the number of shares of the authorized capital stock of a corporation requires the approval of a majority of the outstanding stock entitled to vote thereon. In this instance, the holders of Common Stock are entitled to vote on the amendment and the holders of a majority of such Common Stock must approve this amendment for its passage.

        As of the Record Date there were 178,073,244 shares outstanding and approximately 20,923,510 shares are authorized for future issuance under the Company's Amended 1997 Option Plan, the Amended 2000 Option Plan, the Directors' Deferred Compensation Plan and the 2004 Directors' Stock Option Plan.

        The proposed Second Amendment to the Amended and Restated Certificate of Incorporation of the Company, if adopted by the required vote of stockholders, will become effective on or about May 23, 2007.

SECOND AMENDMENT TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

        Article FOURTH of the Amended and Restated Certificate of Incorporation reads as follows before giving effect to the proposed amendment:

        "FOURTH: The total number of shares of stock that the Corporation is authorized to issue is 200,000,000 shares of Class A Common Stock, par value $.001 each."

        Pursuant to the proposed amendment, Article FOURTH of the Amended and Restated Certificate of Incorporation would be deleted and replaced by the following:

        "FOURTH: The total number of shares of stock that the Corporation is authorized to issue is 500,000,000 shares of Class A Common Stock, par value $.001 each."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
OF THE INCREASE IN NUMBER OF AUTHORIZED SHARES.

STOCKHOLDER PROPOSALS

        Any stockholder desiring to include a proposal in the Company's 2008 Proxy Statement must submit such proposal to the Company. Such proposals must be received by the Company no later than the close of business on December 26, 2007 and must satisfy the requirements under the applicable rules of the SEC. If mailed, proposals should be sent by Certified Mail—Return Receipt Requested to the attention of the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

        Under the current rules of the SEC, a stockholder submitting a proposal is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the Company's Common Stock and to have held such stock for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

        The Company's By-laws require that the Company should have received written notice of any proposals which stockholders intended to present at the 2007 Annual Meeting (other than those submitted for inclusion in the Company's proxy material pursuant to Rule 14a-8 of the Exchange Act), not less than 60 and no more than 90 days prior to the meeting. Accordingly, any such notice should have been received by the Company no earlier than February 22, 2007 and no later than March 24, 2007.

GENERAL AND OTHER MATTERS

        At the date of this Proxy Statement, the Company knows of no business that will be brought before the 2007 Annual Meeting of Stockholders other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments thereof, the persons named as proxies in the accompanying proxy will vote them in accordance with their discretion and judgment on such matters.

        The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company. Proxies may be solicited personally, by mail, e-mail, telephone or other means of communication by the Company's directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation.

        The Company has herewith and/or heretofore provided each stockholder whose proxy is being solicited hereby, a copy of the Company's 2006 Annual Report, including financial statements. Written requests for additional copies should be directed to: Controller, Amphenol Corporation, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530. The Company's 2006 Annual Report, including financial statements, is also available from the Company's website at www.amphenol.com by clicking on "Company", then "Investor Info" and then "Financial Reports".

        In addition, printed copies of the Company's most current Governance Principles, its Code of Business Conduct and Ethics and the Charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board of Directors will be provided to any stockholder of the Company free of charge upon written request to the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530. The Principles, Code and Charters are also available from the Company's website at www.amphenol.com by clicking on "Company", then "Investor Info", then "Corporate Governance", then the desired Principles, Code or Charter.

PLEASE DATE AND SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
REPLY ENVELOPE ON WHICH NO POSTAGE NEED BE AFFIXED IF MAILED
IN THE UNITED STATES.

By Order of the Board of Directors,
Edward C. Wetmore
Secretary

April 23, 2007

ANNEX A

AMPHENOL CORPORATION
AUDIT COMMITTEE CHARTER

I.    PURPOSE

        The Audit Committee shall provide assistance to the Board of Directors in its oversight of:

  (i)
  The quality and integrity of the Company's consolidated financial statements and its internal controls over quarterly and annual financial reporting;

  (ii)
  The Company's compliance with legal and regulatory requirements;

  (iii)
  The qualifications, independence and performance of the independent auditor;

  (iv)
  The audits of the Company and its subsidiaries; and

  (v)
  The performance of the Company's internal audit function.

II.  STRUCTURE AND OPERATIONS

  Composition and Qualifications

        The Committee shall consist of a minimum of three members, each of whom is determined by the Board to be "independent" under the rules of the New York Stock Exchange. All members of the Committee shall have sufficient financial experience and ability to discharge their responsibilities, and at least one member of the Committee shall be an "audit committee financial expert" as defined by the SEC.

  Compensation

        No member of the Committee shall receive compensation other than fees and regular benefits for service as a director of the Company, including reasonable compensation for serving on the Committee.

  Appointment and Removal

        The members of the Committee shall be appointed by the Board and may be removed, with or without cause, by the Board at its discretion.

III. MEETINGS

        The Committee shall meet with the independent auditors and senior management at least twice a year to review the scope of the annual audit, the audit plan and audit results and to review and discuss such other matters as the Committee, in consultation with senior management and the Company, deems to be necessary and appropriate. The Committee shall also meet with the independent auditors and senior management on a quarterly basis to review the Company's quarterly earnings press releases and financial statements related thereto. At all meetings the Committee shall meet privately with the independent auditors and separately in executive session. The Committee shall meet more frequently as circumstances dictate. Members of the Committee shall periodically meet separately with senior management, including employees responsible for the internal audit function, financial reporting, taxes and information technology and the independent auditors of the Company.

IV.   RESPONSIBILITIES AND DUTIES

        The Committee shall carry out its responsibilities and duties delegated to it by the Board from time to time. The Committee shall perform its functions as required by applicable laws, rules and regulations including, without limitation, the Sarbanes-Oxley Act and the rules and regulations of the SEC, the

New York Stock Exchange and the Public Company Accounting Oversight Board. In the performance of its duties, the Committee shall have the authority to retain and authorize payment of outside legal, accounting and/or other advisors.

  Documents/Reports Review

1.
The Committee shall review with management and the independent auditors reports on the evaluation of the Company's internal controls for financial reporting and, prior to public dissemination, the Company's annual audited financial statements and quarterly financial statements to be included in the Company's Form 10-K and 10-Q filings and the related disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

2.
The Committee shall review with management and the independent auditors, prior to public dissemination, the Company's earnings press releases, including supporting financial information and shall review any financial information and earnings guidance to be provided to analysts and rating agencies not previously included in earnings press releases or otherwise disclosed to the Committee or the full Board of Directors of the Company. The Committee's review of earnings press releases shall specifically include, as necessary, review of the use of any "pro-forma" or "adjusted" non-GAAP information.

  Independent Auditors

3.
The Committee shall retain, subject to stockholder approval, evaluate and replace, if deemed necessary, the independent auditors. The Committee shall approve all audit engagement fees and terms. The Committee shall also pre-approve all permissible tax and other non-audit services, including fees and terms for such permissible tax and other non-audit services.

4.
The Committee shall review, at least annually, the qualifications, performance and independence of the independent auditors. In conducting its review, the Committee shall:

a.
Take into account the opinions of senior management and other personnel responsible for the internal controls over financial reporting and internal audit functions of the Company;

b.
Review a report by the independent auditors describing: (i) the firm's internal quality-control procedures; (ii) any material issues raised by the internal quality control review or peer review of the independent auditor within the five preceding years, or by any inquiry or investigation by governmental or professional authorities, and any steps taken by the independent auditors to deal with any such issues; and (iii) all relationships between the independent auditors and the Company and any other relationships that may affect the auditors' independence;

c.
Ensure the rotation of the lead audit partner at least every five (5) years as well as the rotation of other partners as required.

5.
The Committee shall review and approve the proposed scope of the annual audit of the Company's financial statements, any material changes in the actual scope of the audit and the evaluation of the Company's internal controls for financial reporting.

  Internal Audit Function

6.
The Committee shall review with the Chief Financial Officer and/or such others as the Committee deems appropriate, the Company's internal system of audit and financial controls, the results of internal audits and procedures for maintaining the adequacy and effectiveness of internal controls.

  Financial Reporting Process and Accounting Principles

7.
The Committee shall review with senior management and the independent auditors, at least annually, the integrity of the Company's financial reporting processes, both internal and external, and the selection and quality of the Company's accounting principles.

8.
The Committee shall review with the independent auditors and senior management the effect of regulatory and accounting standards and principles, as well as any off-balance sheet structures, on the financial statements of the Company.

9.
The Committee shall review with the independent auditors (i) any audit problems or other difficulties encountered by the auditors in the course of the audit process, and (ii) management's responses to such matters. The Committee shall also review with the independent auditors (i) any accounting adjustments that were noted or proposed by the auditors but were determined by management to be immaterial, (ii) all material alternative treatments of financial information within GAAP that have been discussed with management, the ramifications of the use of such alternative disclosure and treatments and the treatment preferred by the independent auditors, (iii) reports on the evaluation of the Company's internal controls for financial reporting and (iv) any "management" or "internal control" letter issued by the independent auditors to the Company.

  Legal Compliance / General

10.
The Committee shall discuss with senior management and the independent auditors the Company's guidelines and policies with respect to risk assessment and risk management, including steps taken by management to monitor and mitigate any known risk.

11.
The Committee shall set clear hiring policies for employees or former employees of the Company's independent auditors.

12.
The Committee shall establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

  Reports

13.
The Committee shall prepare a Report on an annual basis for inclusion in the Company's Proxy Statement.

V.     ANNUAL PERFORMANCE EVALUATION

        The Committee shall report its recommendations to the Board as necessary and appropriate. The Committee shall provide the Board with an annual performance self-evaluation. The Committee shall conduct an annual review of the adequacy of this Charter and recommend any proposed changes to the Board for approval.

ANNEX B

AMPHENOL CORPORATION
COMPENSATION COMMITTEE CHARTER

1.    Purpose

        The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence to the compensation philosophy and guidelines of Amphenol Corporation (the "Company") and its subsidiaries. In allocating the Company's resources towards compensation, the Committee strives to ensure that the total compensation paid to executive officers and key management employees is judicious and reasonable, while also capable of attracting, retaining and motivating the executive officers and key management employees. A primary goal of the compensation philosophy and these guidelines is to align the interests of management with the stockholders to drive stockholder value.

        The Committee is responsible for the Compensation Committee Report and the Compensation Discussion & Analysis included in the Company's Annual Proxy Statement. The Committee shall review and discuss the Compensation Discussion & Analysis with management each year prior to its inclusion in the Company's Annual Proxy Statement.

2.    Membership and Organization

        The Compensation Committee shall be comprised of three directors, each of whom shall be determined under the Listing Standards of the New York Stock Exchange to be independent. Committee members may be appointed and removed at the discretion of the Board. The Committee has the authority to retain independent compensation consultants, counsel, accountants and other advisors at the expense of the Company. The Committee will meet, with or without members of management present, whenever they deem such meetings or sessions necessary and appropriate.

3.    Responsibilities

        Specifically, the Committee has responsibility, from time to time, but at least annually, to:

  •
  Review and approve the overall compensation philosophy and guidelines for all executive officers and key management employees of the Company and its subsidiaries;

  •
  Review and approve the goals and the performance of the Company's Chief Executive Officer and approve, as deemed necessary and appropriate, any changes in the level of his base salary and bonus target. Approve any incentive plan payments and/or option awards to the Company's Chief Executive Officer;

  •
  Review and approve recommendations from the Company's Chief Executive Officer related to the incentive plan pool, incentive plan allocations, the stock option pool, stock option awards and related matters for all other executive officers and key management employees and any prospective senior management employees of the Company and its subsidiaries;

  •
  Approve specific adjustments to individual compensation for all other executive officers and key management employees and any prospective senior management employees of the Company and its subsidiaries whose proposed annual base salary exceeds US$200,000.

  •
  Review and recommend changes as necessary and appropriate to the Company's Executive Incentive Plan and Stock Option Plan.

B-1

4.    Other

        The Committee shall make regular reports of its recommendations and actions to the full Board. The Committee shall review the adequacy of this Charter at least annually and recommend, as necessary, proposed changes to the full Board for approval. The Committee shall perform a self-evaluation at least annually and report its findings to the full Board. The Committee shall perform such other activities which it deems necessary or appropriate provided such activites are consistent with the intent of this Charter, the Company's Certificate of Incorporation, By-Laws, and Corporate Governance Principles.

B-2

CORPORATION

                      Notice of Annual Meeting
                      and
                      Proxy Statement

                      Annual Meeting of Stockholders, May 23, 2007

                      IMPORTANT: Your proxy is enclosed. Please fill in, date, sign and return your proxy promptly in the enclosed stamped envelope whether or not you plan to be present at the meeting. You may still vote in person if you attend the meeting.

002CS-13564

Amphenol

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Annual Meeting Proxy Card
\/ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. \/

A Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of three Directors for terms to expire at the 2010 Annual Meeting.

	For	Withhold		For	Withhold		For	Withhold
01—Stanley L. Clark	☐	☐	02—Andrew E. Lietz	☐	☐	03—Martin H. Loeffler	☐	☐
	For	Against	Abstain		For	Against	Abstain
2. Ratification of Deloitte & Touche LLP as independent public accountants of the Company.	☐	☐	☐	3. Approval of the increase in the number of authorized shares.	☐	☐	☐

B Non-Voting Items

Change of Address—Please print new address below.

C Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.

/ /

\/ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. \/

Amphenol

Proxy—Amphenol Corporation

The undersigned, revoking previous proxies as relating to these shares, hereby acknowledges receipt of the Notice of 2007 Annual Meeting and Proxy Statement dated April 23, 2007 in connection with the Annual Meeting to be held at 11:00 a.m. on May 23, 2007 at the Corporate Headquarters of the Company, 358 Hall Avenue, Wallingford, Connecticut 06492 and hereby appoints Martin H. Loeffler and Diana G. Reardon, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Class A Common Stock of AMPHENOL CORPORATION registered in the name provided herein which the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders, and at any adjournment and adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

QuickLinks

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT TABLE OF CONTENTS
PROXY STATEMENT
RECORD DATE / STOCK SPLIT
PROXIES
PRINCIPAL STOCKHOLDERS OF AMPHENOL
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 1. ELECTION OF DIRECTORS
NOMINEE DIRECTORS FOR ELECTION IN 2007
DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2008
DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2009
THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
REPORT OF THE AUDIT COMMITTEE
AUDIT AND NON-AUDIT FEES
PRE-APPROVAL OF AUDITOR SERVICES
PROPOSAL 2. SELECTION OF INDEPENDENT ACCOUNTANTS
COMPENSATION DISCUSSION & ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2006
OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR END
PENSIONS AND DEFERRED COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
PROPOSAL 3. APPROVE INCREASE IN THE NUMBER OF AUTHORIZED SHARES.
SECOND AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE INCREASE IN NUMBER OF AUTHORIZED SHARES.
STOCKHOLDER PROPOSALS
GENERAL AND OTHER MATTERS
ANNEX A
AMPHENOL CORPORATION AUDIT COMMITTEE CHARTER
ANNEX B
AMPHENOL CORPORATION COMPENSATION COMMITTEE CHARTER